As filed with the Securities and Exchange Commission on October 21, 2014
Registration No. 333-199200

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM F-7
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Ceres Global Ag Corp.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	700	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

36 Toronto Street, Suite 850, Toronto, Ontario, Canada M5C 2C5 416-775-3688
(Address and telephone number of Registrant’s principal executive offices)

Riverland Ag Corp.
1660 S Highway 100, Suite 350
St. Louis Park, MN 55416
(952) 746-6800
(Name, address and telephone number of agent for service in the United States)

Copies to:

Riccardo Leofanti, Esq.	Stacy McLean, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Blake, Cassels & Graydon LLP
222 Bay Street, Suite 1750, P.O. Box 258	199 Bay Street, Suite 4000, Commerce Court West
Toronto, Ontario, Canada M5K 1J5	Toronto, Ontario, Canada M5L 1A9
(416) 777-4700	416-863-2400

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

This registration statement and any amendment thereto shall become effective upon filing with the Commission in accordance with Rule 467(a).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box:  ☐

PART I
INFORMATION REQUIRED TO BE SENT TO SHAREHOLDERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Ceres Global Ag Corp. at 36 Toronto Street, Suite 850, Toronto, Ontario M5C 2C5, tel.:  (416) 775-3688 or 1 (800) 513-2832, and are also available electronically at www.sedar.com.

This document is important and requires you to make a decision prior to 5:00 p.m. (Toronto time) on November 28, 2014. If you are in doubt as to how to deal with the information herein, you should consult your investment dealer, stock broker, bank manager or other professional.

Short Form Prospectus

Rights Offering	October 21, 2014

CERES GLOBAL AG CORP.
$75,000,000
Offering of Rights to Subscribe for 12,842,465 Common Shares
at a Subscription Price of $5.84 per Common Share

Ceres Global Ag Corp. (the “Corporation” or “Ceres”) is distributing (the “Offering”) to the holders (the “Shareholders”) of its outstanding common shares (the “Common Shares”) of record at the close of business (Toronto time) on October 30, 2014 (the “Record Date”) one right (the “Right”) for each Common Share held, which will entitle the Shareholders to subscribe for up to an aggregate of 12,842,465 Common Shares for gross proceeds to the Corporation of $75,000,000.

The Rights will be issued in “book-entry only” form to non-registered, beneficial Shareholders. Registered Shareholders will receive rights certificates (each, a “Rights Certificate”). Each Shareholder is entitled to one Right for each Common Share held at the close of business (Toronto time) on the Record Date. For every 1.1063 Rights held, the holder thereof is entitled to purchase one Common Share (the “Basic Subscription Privilege”) at a price of $5.84 per Common Share (the “Subscription Price”) prior to 5:00 p.m. (Toronto time) (the “Expiry Time”) on November 28, 2014 (the “Expiry Date”). RIGHTS NOT EXERCISED BEFORE THE EXPIRY TIME WILL BE VOID AND OF NO VALUE. Holders who exercise in full the Basic Subscription Privilege for all of their Rights are also entitled to subscribe for additional Common Shares (the “Additional Shares”), if available, pursuant to an additional subscription privilege (the “Additional Subscription Privilege”). See “Description of Offered Securities — Additional Subscription Privilege”. Any subscription for Common Shares will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

	Offering Price	Proceeds to the Corporation(1)
Per Common Share	$5.84	$75,000,000
Total (2)	$5.84	$75,000,000

Note:
(1)	Before deducting the expenses of the Offering, estimated to be approximately $1,600,000.
(2)	Assumes the exercise of all Rights.

There is no minimum amount of funds that must be raised under this Offering.  This means that Ceres could complete this Offering after raising only a small proportion of the offering amount set out above.

No fractional Common Shares will be issued. Where the exercise of Rights would otherwise have entitled a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be rounded down to the next lowest whole number of Common Shares.

The Rights will be listed on the Toronto Stock Exchange (the “TSX”) under the symbol “CRP.RT” and will be posted for trading on the TSX until 12:00 noon (Toronto time) on the Expiry Date at which time they will be halted from trading.  The TSX has approved the listing of the Common Shares issuable upon the exercise of the Rights, the Standby Shares (as defined herein) and the Common Shares issuable upon the exercise of the Standby Warrants (as defined herein), subject to the Corporation fulfilling all the requirements of the TSX.   The currently outstanding Common Shares are listed and posted for trading on the TSX under the symbol “CRP”. On October 20, 2014, the closing price for the Common Shares on the TSX was $6.99 per share.

CST Trust Company (the “Subscription Agent”), at its principal office in the City of Toronto (the “Subscription Office”), is the subscription agent for this Offering. See “Description of Offered Securities — Subscription and Transfer Agent”.

For Common Shares held through a securities broker or dealer, bank or trust company or other participant (a “CDS Participant”) in the book-based system administered by CDS Clearing and Depository Services Inc. (“CDS”), a subscriber may subscribe for Common Shares by instructing the CDS Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for to such CDS Participant in accordance with the terms of the Offering. Subscriptions for Common Shares made through a CDS Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted. See “Description of Offered Securities — Rights Certificate — Common Shares Held Through CDS”.

For Common Shares held in registered form, a Rights Certificate evidencing the number of Rights to which a Shareholder is entitled will be mailed with a copy of this prospectus to each registered Shareholder as of the close of business on the Record Date. In order to exercise the Rights represented by the Rights Certificate, the holder of Rights must complete and deliver the Rights Certificate to the Subscription Agent in the manner and upon the terms set out in this prospectus. All exercises of Rights are irrevocable once submitted. See “Description of Offered Securities — Rights Certificate — Common Shares Held in Registered Form”.

Subscribers wishing to subscribe for Additional Shares under the Additional Subscription Privilege must forward their request to their CDS Participant (or, in the case of registered Shareholders, to the Subscription Agent at the Subscription Office) prior to the Expiry Time on the Expiry Date. Payment for Additional Shares, in the same manner as required upon exercise of the Basic Subscription Privilege, must accompany the request when it is delivered to a CDS Participant or the Subscription Agent, as applicable. Any excess funds will be credited to a subscriber’s account with its CDS Participant or returned by mail by the Subscription Agent, as applicable, without interest or deduction.

If a Shareholder does not exercise, or sells or otherwise transfers, its Rights, then such Shareholder’s current percentage ownership in the Corporation will be diluted as a result of the exercise of Rights by other Shareholders.

This prospectus qualifies the distribution of the Rights as well as the Common Shares issuable upon exercise of the Rights, the Standby Shares (as defined herein) and the Common Shares issuable upon exercise of the Standby Warrants in each province and territory of Canada. This prospectus also covers the offer and sale of the Common Shares issuable upon exercise of the Rights within the United States under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). The provinces and territories of Canada and the United States are collectively referred to in this prospectus as the “Eligible Jurisdictions”. Except under the circumstances described herein, the Rights as well as the Common Shares issuable upon the exercise of the Rights, the Standby Shares and the Common Shares issuable upon exercise of the Standby Warrants are not being distributed or offered to Shareholders in any jurisdiction other than the Eligible Jurisdictions (each, an “Ineligible Jurisdiction”) and, except under the circumstances described herein, Rights may not be exercised by or on behalf of a holder of Rights who appears to be, or who the Corporation has reason to believe is, a resident in an Ineligible Jurisdiction (an “Ineligible Holder”). This prospectus is not, and under no circumstances is to be construed as, an offering of any Rights or Common Shares for sale in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities. As a result, subscriptions will not be accepted from, and Rights Certificates will not be mailed to, Shareholders who appear not to be, or whom the Corporation or the Subscription Agent has reason to believe are, Ineligible Holders, except that the Corporation may accept subscription in certain circumstances from an Approved Eligible Holder.  CDS Participants or, in the case of Shareholders holding Common Shares in registered form, the Subscription Agent, will hold the Rights for the benefit of Ineligible Holders in order to provide Ineligible Holders, at their expense, an opportunity to prove to the satisfaction of the Corporation that they are an Approved Eligible Holder.  The CDS Participants or the Subscription Agent, as the case may be, will attempt to sell the Rights issued to such Ineligible Holders at the price or prices they determine in their sole discretion.  Any proceeds received with respect to such Rights will be delivered by the CDS Participant(s) or the Subscription Agent, as applicable, as soon as possible to the Ineligible Holders.  The ability of the CDS Participant or the Subscription Agent, as applicable, to sell the Rights held by Ineligible Holders, and the price obtained therefore, are dependent on market conditions.  See “Description of Offered Securities — Ineligible Holders and Approved Eligible Holders”.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective purchasers of securities should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with International Financial Reporting Standards, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective purchasers of securities should be aware that the acquisition or disposition of the securities described in this prospectus may have tax consequences in Canada, the United States, or elsewhere. Such consequences for purchasers who are resident in, or citizens of, the United States are not described fully herein. Prospective purchasers should consult their own tax advisors with respect to such tax considerations.

The enforcement by purchasers of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Ontario, that some or all of its officers and directors may be residents of a country other than the United States, that some or all of the experts named in the registration statement may be residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) nor has the SEC passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offence.

VN Capital Fund C, LP (“VN Capital”), a limited partnership managed by VN Capital Management, LLC, a company with registered office in Wilmington, Delaware, controlled by James Vanasek and P. Donnell  Noone; Whitebox Multi-Strategy Partners, L.P. and Whitebox Credit Arbitrage Partners, L.P. (together, “Whitebox”), limited partnerships managed by Whitebox Advisors, LLC, a company with registered office in Wilmington, Delaware; and Highbridge International LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (together, “Highbridge”, and together with VN Capital and Whitebox, the “Standby Purchasers”), a company and a limited partnership advised by Highbridge Capital Management LLC, a company with registered office in Wilmington, Delaware, have entered into a standby purchase agreement dated as of October 7, 2014, as amended and restated (the “Standby Purchase Agreement”) under which they have agreed, severally and not jointly and severally, subject to certain terms and conditions, to: (i) exercise their respective Basic Subscription Privileges in full and thereby purchase, by themselves or through their respective affiliates, an aggregate of 4,785,635 Common Shares; and (ii) purchase, by themselves or through their respective affiliates, at the Subscription Price, an aggregate of 8,056,830 Common Shares offered pursuant to the Offering that are not otherwise purchased pursuant to the Offering (the “Standby Shares”), all for investment only and not with a view to resale or distribution. The Standby Purchasers have thereby committed to purchase an aggregate of 12,842,465 Common Shares and Standby Shares, representing total proceeds to the Corporation of $75,000,000. This prospectus qualifies the distribution of the Standby Shares in each province and territory of Canada.  See “Standby Commitments”.

As compensation for entering into the Standby Purchase Agreement, each of the Standby Purchasers is entitled to receive Common Share purchase warrants (the “Standby Warrants”) entitling VN Capital to acquire up to 1,250,000 Common Shares, Whitebox to acquire up to 694,445 Common Shares, and Highbridge to acquire up to 138,889 Common Shares.  The Standby Warrants will be exercisable at the Subscription Price and will have a term of 24 months from the closing date of the Offering.

The Standby Purchasers are not engaged as underwriters in connection with the Offering and no Standby Purchaser has been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter.

There is no managing or soliciting dealer for the Offering and the Corporation will pay no fee of any kind for the solicitation of the exercise of Rights. No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

There are risks associated with an investment in Common Shares. See “Risk Factors” for a discussion of factors that should be considered by prospective purchasers of such securities and their advisors in assessing the appropriateness of an investment in the Common Shares.

The Corporation’s registered and head office is located at 36 Toronto Street, Suite 850, Toronto, Ontario M5C 2C5.

Patrick Bracken, the Chief Executive Officer and a director of the Corporation, Mark Kucala, the Chief Financial Officer of the Corporation, and Messrs. Gary W. Mize and James T. Vanasek, each of whom is a director of the Corporation, reside outside of Canada and have appointed Ceres as their agent for service of process. Holders of Rights are advised that it may not be possible to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service.

TABLE OF CONTENTS

GENERAL MATTERS	5
CAUTIONARY STATEMENT WITH REGARD TO FORWARD-LOOKING STATEMENTS	5
EXCHANGE RATE INFORMATION	6
DOCUMENTS INCORPORATED BY REFERENCE	6
SUMMARY	8
SUMMARY DESCRIPTION OF THE BUSINESS	11
THE NCLC OPPORTUNITY	11
MANAGEMENT TEAM	15
USE OF PROCEEDS	16
CONSOLIDATED CAPITALIZATION	17
DESCRIPTION OF SHARE CAPITAL	18
PRIOR SALES	18
PRICE RANGE AND TRADING VOLUME	18
DESCRIPTION OF OFFERED SECURITIES	18
Issue of Rights and Record Date	18
Commencement Date and Expiry Date	19
Basic Subscription Privilege	19
Additional Subscription Privilege	20
Subscription and Transfer Agent	20
Rights Certificate — Common Shares Held Through CDS	20
Rights Certificate — Common Shares Held in Registered Form	21
How to Complete the Rights Certificate	21
Sale or Transfer of Rights	22
Ineligible Holders and Approved Eligible Holders	23
PLAN OF DISTRIBUTION	23
STANDBY COMMITMENTS	24
INTENTION OF INSIDERS TO EXERCISE RIGHTS	26
RISK FACTORS	26
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	29
Residents of Canada	29
Non-Residents of Canada	31
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	32
Taxation of Rights	33
Taxation of Common Shares	34
Passive Foreign Investment Company Rules	35
Foreign Asset Reporting	37
ELIGIBILITY FOR INVESTMENT	37
LEGAL MATTERS	37
INTERESTS OF EXPERTS	37
AUDITORS, TRANSFER AGENT AND REGISTRAR AND SUBSCRIPTION AGENT	37
PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	37
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	38
CERTIFICATE OF THE CORPORATION	C-1

GENERAL MATTERS

In this prospectus, “Ceres” and the “Corporation” refer collectively to the Corporation and its subsidiaries, unless the context otherwise requires. All references in this prospectus to “dollars”, “Cdn$” or “$” are to Canadian dollars unless otherwise noted. The Corporation’s annual financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards and its interim financial statements have been prepared in accordance with International Accounting Standards 34, Interim Financial Reporting. The Corporation prepares its financial statements in Canadian dollars.

The Offering is a corporate transaction that will affect the Corporation’s outstanding Common Shares and may affect the Corporation’s outstanding Directors’ Deferred Share Units (the “DDSUs”). The Corporation’s outstanding DDSUs contain certain anti-dilution adjustment provisions that are intended to ensure that a holder of such securities is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Offering. Unless otherwise specified, information provided in this prospectus with respect to the capitalization of the Corporation is given without giving effect to any such anti-dilution adjustment provisions.

Investors should rely only on the information contained in this prospectus. The Corporation has not authorized anyone to provide investors with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any issuance of the Rights or Common Shares.

CAUTIONARY STATEMENT WITH REGARD TO FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus are not based on historical facts and constitute forward-looking statements or forward looking information within the meaning of applicable Canadian and U.S. securities laws (“forward-looking statements”), including but not limited to statements and information about future events or expectations of Ceres’ future performance, intentions and plans that are not historical fact.

All statements that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “intend”, “anticipate”, “believe”, “expect”, “estimate”, “plan” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements about

•	future operations and results;
•	anticipated business prospects and financial performance of the Corporation and its subsidiaries;
•	expectations or projections about the future;
•	strategies and goals for growth;
•
expected and future cash flows, costs, planned capital expenditures, anticipated capital projects, construction and completion dates, including the plans, costs, timing and capital for the development of the Northgate Commodities Logistics Centre;

•	critical accounting estimates; and
•	the expected financial and operational consequences of future commitments.

These statements are inherently uncertain and actual achievements of the Corporation or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, risks related to

•	expected movement to more integrated North American grain commodity markets created by changes in the powers of the Canadian Wheat Board;
•	continued compliance by Riverland Ag Corp. (“Riverland Ag”) with its loan covenants;
•	expected increase in the utilization of Riverland Ag’s facilities;
•	the volume and quality of grain held on-farm by producers in North America;
•	benefits to be realized by the strategic review of Riverland Ag’s business assets and investments;
•	the demand for, and supply of, grains;

•	prices for agricultural commodities;
•	general financial conditions for Western Canadian and American agricultural producers;
•	the market share that will be achieved by the Corporation;
•	the extent of customer defaults in connection with credit provided by Riverland Ag;
•	the ability of Stewart Southern Railway Inc. to continue its growth trend in grain and oil shipments by rail, without service disruption;
•	Riverland Ag’s ability to maintain existing customer contracts and relationships;
•	with respect to NCLC, that the Corporation will receive all required governmental permits and approvals, including reaching satisfactory arrangements with Canadian and U.S. customs authorities;
•	the successful negotiation of a rail freight cost structure with Burlington Northern Santa Fe Railway;
•	the successful financing and completion of NCLC;
•	the effects of competition;
•	no further material change in the regulatory environment in Canada;
•	that the Corporation will successfully transition with respect to the internalization of its management;
•	the ability to maintain existing financing on acceptable terms;
•	trends concerning currency exchange and interest rates;
•	failure to obtain any required approvals of the TSX or from shareholders;
•	failure to complete any of the transactions described herein; and
•	the other risks described in the Corporation’s continuous disclosure documents.

The Corporation believes that the expectations reflected in its forward-looking statements are reasonable, but no assurance can be given that any of the events or results anticipated by such forward-looking statements will occur or, if they do occur, as to what benefit they will have on the Corporation’s operations or financial condition. For the above reason, investors are cautioned against relying on these forward-looking statements. These statements speak only as of the date of this prospectus. The Corporation has no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement.

EXCHANGE RATE INFORMATION

The following table reflects the high, low and average rates of exchange in Canadian dollars for one United States dollar for the twelve-month periods noted, based on the Bank of Canada noon spot rate of exchange:

12 months ended March 31

	2014	2013
High	$1.1251	$1.0418
Low	$1.0023	$0.9710
Average	$1.0533	$1.0013

On October 20, 2014, the noon spot rate of exchange for Canadian dollars in terms of United States dollars, as quoted by the Bank of Canada, was US$1.00 = Cdn$1.1277 or Cdn$1.00 = US$0.8868. The Canadian dollar/United States dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and not indicative of future exchange rates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada. Copies of the documents incorporated herein by reference may be obtained upon request without charge from the Corporation at 36 Toronto

Street, Suite 850, Toronto, Ontario M5C 2C5, telephone: (416) 775-3688, and are also available electronically under the Corporation’s profile at www.sedar.com.

The following documents of the Corporation, filed with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into and form an integral part of this prospectus:

(a)	annual information form dated June 30, 2014 for the year ended March 31, 2014 (the “AIF”);

(b)
audited consolidated financial statements comprising the consolidated balance sheets as at March 31, 2014 and 2013 and statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended March 31, 2014 and 2013, together with the notes thereto and the independent auditor’s report thereon (the “Audited Annual Financial Statements”);

(c)	management’s discussion and analysis of financial condition and results of operations for the year ended March 31, 2014 (the “Annual MD&A”);

(d)	unaudited condensed consolidated interim financial statements for the three-month periods ended June 30, 2014 and 2013, together with the notes thereto (the “Unaudited Interim Financial Statements”);

(e)	management’s discussion and analysis of financial condition and results of operations for the three-month period ended June 30, 2014 (the “Interim MD&A”);

(f)	management proxy circular dated as of September 3, 2014 relating to the annual meeting of shareholders of the Corporation held on September 29, 2014 (the “Circular”);

(g)	material change report dated July 8, 2014 (the “Macquarie MCR”) relating to the senior secured term loan agreement entered into by the Corporation and Macquarie Bank Ltd. on June 30, 2014; and

(h)
material change report dated July 28, 2014 (together with the Macquarie MCR, the “MCRs”) relating to the appointment of Patrick Bracken as its new President and Chief Executive Officer and a member of the Corporation’s board of directors.

Any documents of the Corporation of the type described in section 11.1 of Form 44-101F1 – Short Form Prospectus filed by the Corporation with any securities regulatory authorities after the date of this prospectus and prior to the termination of the Offering will be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this prospectus.

SUMMARY

The following is a summary of the principal features of the Offering and should be read together with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere or incorporated by reference in this prospectus. Certain terms used in this summary and in the prospectus are defined elsewhere herein.

Issuer:	Ceres Global Ag Corp.

The Offering:
Rights to subscribe for up to an aggregate of 12,842,465 Common Shares, for gross proceeds of $75,000,000. Each Shareholder at the close of business (Toronto time) on the Record Date will receive one Right for each Common Share held. Accordingly, 14,208,208 Rights will be issued.

Record Date:	October 30, 2014.

Commencement Date:	November 7, 2014.

Expiry Date:	November 28, 2014.

Expiry Time:	5:00 p.m. (Toronto time) on the Expiry Date. Rights not exercised before the Expiry Time will be void and of no value.

Subscription Price:	$5.84 per Common Share, which is a 15% discount to the 5-day VWAP at the time of filing of the final prospectus.

Net Proceeds:	Approximately $73,400,000, after deducting estimated expenses of the Offering of approximately $1,600,000, and assuming the exercise in full of the Rights.

Basic Subscription Privilege:
1.1063 Rights entitle the holder thereof to subscribe for one Common Share upon payment of the Subscription Price. No fractional Common Shares will be issued. See “Description of Offered Securities — Basic Subscription Privilege”.

Additional Subscription Privilege:
Holders of Rights who exercise in full the Basic Subscription Privilege for all of their Rights are also entitled to subscribe pro rata for additional Common Shares, if any, not otherwise purchased by the other holders of Rights pursuant to the Basic Subscription Privilege. See “Description of Offered Securities — Additional Subscription Privilege”.

Exercise of Rights:
Shareholders whose Common Shares are held in registered form with an address of record in an Eligible Jurisdiction will be mailed a Rights Certificate representing the total number of Rights to which such Shareholder is entitled as at the Record Date together with a copy of this prospectus. In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “Description of Offered Securities — How to Complete the Rights Certificate”. Shareholders whose Common Shares are held through a CDS Participant will not receive physical certificates evidencing their ownership of Rights and may subscribe for Common Shares by instructing the CDS Participant holding their Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for in accordance with the terms of the Offering to such CDS Participant.

Shareholders in Ineligible Jurisdictions:
This Offering is made in all of the Eligible Jurisdictions. No subscription under the Basic Subscription Privilege or under the Additional Subscription Privilege will be accepted from, and Rights Certificates will not be mailed to, any person, or such person’s agent, who appears to be, or who the Corporation or the Subscription Agent has reason to believe is, an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from an “Approved Eligible Holder”.  See “Description of Offered Securities — Ineligible Holders and Approved Eligible Holders”.

CDS Participants or, in the case of Shareholders holding Common Shares in registered form, the Subscription Agent, will hold the Rights for the benefit of Ineligible Holders in order to provide Ineligible Holders, at their expense, an opportunity to prove to the satisfaction of the Corporation that they are an Approved Eligible Holder.  The CDS Participants or the Subscription Agent, as the case maybe be, will attempt to sell the Rights issued to such Ineligible Holders at the price or prices they determine in their sole discretion.  Any proceeds received with respect to such Rights will be delivered by the CDS Participant(s) or the Subscription Agent, as applicable, as soon as possible to the Ineligible Holders.  The ability of the CDS Participant or the Subscription Agent, as applicable, to sell the Rights held by Ineligible Holders, and the price obtained therefore, are dependent on market conditions.

Standby Commitment:
Under the Standby Purchase Agreement, the Standby Purchasers have agreed, severally and not jointly and severally, subject to certain terms and conditions, to (i) exercise their respective Basic Subscription Privileges in full and thereby purchase, by themselves or through their respective affiliates, an aggregate of 4,785,635 Common Shares; and (ii) purchase, by themselves or through their respective affiliates, at the Subscription Price, an aggregate of 8,056,830 Standby Shares, all for investment only and not with a view to resale or distribution. The Standby Purchasers have thereby committed to purchase an aggregate of 12,842,465 Common Shares and Standby Shares, representing total proceeds to the Corporation of $75,000,000 (comprised of $45,000,000 from VN Capital, $25,000,000 from Whitebox, and $5,000,000 from Highbridge). See “Standby Commitments”.

Standby Fee:
As compensation for entering into the Standby Purchase Agreement, each of the Standby Purchasers is entitled to receive Common Share purchase warrants (the “Standby Warrants”) entitling VN Capital to acquire up to 1,250,000 Common Shares, Whitebox to acquire up to 694,445 Common Shares, and Highbridge to acquire up to 138,889 Common Shares. The Standby Warrants will be exercisable at the Subscription Price and will have a term of 24 months from the closing date of the Offering. In accordance with the policies of the TSX, the exercise of the Standby Warrants by the Standby Purchasers is subject to certain shareholder approvals, which will be sought at Ceres’ next annual meeting of shareholders. See “Standby Commitment”.

Use of Proceeds:
The net proceeds from the Offering will be used to fund the construction of: (1) the remaining track connecting the Northgate Commodities Logistics Centre (the “NCLC”) (approximately $8.9 million) to BNSF, (2) a grain transload facility through a design and build contract with FWS Industrial Projects Canada Ltd. (“FWS”) (approximately $2.4 million), (3) a grain elevator through a design and build contract with FWS (approximately $40.0 million), (4) a oil and gas transload facility (approximately $5.0 million) and (5) other NCLC projects and general corporate expenses (approximately $18.1 million). See “Use of Proceeds”.

No Minimum Amount:	The Offering is not conditional upon receiving a minimum amount of proceeds.

Listing and Trading:
The Rights will be listed on the TSX under the symbol “CRP.RT” and will be posted for trading on the TSX until 12:00 noon (Toronto time) on the Expiry Date at which time they will be halted from trading.  The TSX has approved the listing of the Common Shares issuable upon the exercise of the Rights, the Standby Shares and the Common Shares issuable upon the exercise of the Standby Warrants, subject to the Corporation fulfilling all the requirements of the TSX. The Rights may be transferred only in transactions outside of the United States in accordance with Regulation S under the U.S. Securities Act (“Regulation S”), which will permit the resale of the Rights by persons through the facilities of the TSX.

Risk Factors:
An investment in Common Shares is subject to a number of risk factors, including:
•    material liability resulting from the Scoular Company litigation;
•    potential decline or fluctuations in the market price of the Common Shares;

•    inability to revoke an exercise of rights;
•    no assurance in the participation in the Offering;
•    the market price for the Rights and Common Shares being affected by significant sales of Rights and Common Shares;
•    dilution to Shareholders who do not exercise their Rights;
•    no active trading market for the Rights;
•    Ceres’ discretion in the use of the net proceeds from this Offering;
•    loss of the entire investment in this Offering; and
•    adverse tax consequences.

Please see the risk factors set out under the heading “Risk Factors” in this prospectus and in the AIF.

SUMMARY DESCRIPTION OF THE BUSINESS

Ceres was incorporated under the Business Corporations Act (Ontario) on November 1, 2007.  The Corporation’s registered and head office is located at 36 Toronto Street, Suite 850, Toronto, Ontario M5C 2C5. The Corporation is a commodity logistics corporation with two business units: (1) the Grain Storage, Handling and Merchandising Unit, anchored by its wholly owned subsidiary Riverland Ag Corp. (“Riverland Ag”), and (2) the Commodity Logistics Unit, which includes the development of the Northgate Commodities Logistics Center (the “NCLC”) located in Northgate, Saskatchewan, and a 25% interest in Stewart Southern Railway Inc. (the “SSR”).

Grain Storage, Handling and Merchandising Unit

Riverland Ag

Riverland Ag is engaged in grain storage, procurement, merchandizing and “process-ready” cleaning of specialty grains such as oats, barley, rye, and durum wheat through nine grain storage and handling facilities in Minnesota, New York, and Ontario, with aggregate storage capacity of approximately 46.6 million bushels. Riverland Ag also manages two facilities in Wyoming on behalf of their owner Briess Industries. Four of the grain storage facilities are located at deep-water ports in the Great Lakes and one on the Minnesota River which is tributary to the Mississippi River, allowing access for vessels and barges, and enabling the efficient import and export of grains globally.  All seven Minnesota facilities are “regular” for delivery for both spring wheat against Minneapolis Grain Exchange futures contract and oats against the Chicago Board of Trade futures contracts.

Commodity Logistics Unit

The Northgate Commodities Logistics Centre

Ceres owns approximately 1,300 acres of land at Northgate, Saskatchewan and Northgate, North Dakota, where it is constructing a new commodities logistics centre designed to utilize high-efficiency rail loops, capable of handling unit trains of up to 120 railcars.  The NCLC is a proposed $96 million grain, oil, NGL transload terminal and is connected to the Burlington Northern Santa Fe Railway (the “BNSF”). The Corporation is currently constructing a grain handling and shipping facilities that will benefit from the NCLC’s strategic geographic location and position Ceres to maximize the value of the Riverland Ag assets. The Corporation is simultaneously planning the development of an oil and natural gas transload facility. Additionally, there is ample land and track capacity for a potential supply handling facility, which would offer unloading and logistic support for supplies used in the area’s oil production. The Corporation is currently in the feasibility and planning stage of the supply handling facility initiative.

The Stewart Southern Railway

Ceres owns a 25% interest in the SSR, a 132-kilometre (82-mile) short-line railway that extends from Richardson, Saskatchewan (just southeast of Regina) to Stoughton, Saskatchewan. The SSR was purchased in 2010 from Canadian Pacific Railway, with which the SSR has a five-year haulage agreement that runs through mid-2015. Management expects that the SSR will transport as many as 18,000 railcars in the 2014 fiscal year, up from just over 1,000 in SSR’s first year of operation. Having successfully absorbed this initial level of significant growth, the SSR is aggressively looking for increased shipment opportunities in oil, grain and other commodities.

THE NCLC OPPORTUNITY

The primary reason for the Offering is to provide the Corporation with additional capital needed to further advance and complete the construction and development of the NCLC. Construction of the NCLC is well underway with all material regulatory approvals and permits already obtained by the Corporation, including approvals from the Canadian and U.S. customs authorities on the border crossing to be used in connection with the NCLC. Ceres already owns approximately 1,300 acres of land at Northgate, Saskatchewan and Northgate, North Dakota.  The NCLC is designed to utilize high-efficiency rail loops, capable of handling long unit trains of up to 120 railcars. A grain handling and shipping facility is expected to be the initial focus of management, followed by an oil and natural gas transload facility to facilitate exports from Western Canada’s energy sector and a potential supply handling facility that would offer unloading and logistic support for supplies used in oil and gas production.

Currently, Canadian grain and oil and gas producers in the region are primarily dependent on the two Canadian national rail carriers, Canadian Pacific (“CP”) and Canadian National Railway (“CN”), both with rail networks that have limited reach in the United States and as a result struggle to facilitate an efficient southbound movement of products into the United States. To deliver to customers in United States, Canadian producers must first ship with CP or CN, which will in turn interchange the railcars with a U.S. rail carrier (such as BNSF or Union Pacific) through interline rail connections.  The operational and administrative inefficiencies in switching carriers have created a north-south bottleneck across the border, which Management believes could be significantly alleviated if Canadian producers have a more direct access to a U.S. national rail carrier.

Geographically, the NCLC is located in a prime area to facilitate the movement of grain and oil and natural gas from Canada to the United States. The direct connection to BNSF’s 32,000-mile network presents a unique opportunity to secure Canadian-origin grain bushels for southbound movement in large consist trains. BNSF’s railcar management system includes car auctions where shippers are allowed to bid for Certificates of Transportation.  These certificates represent the right to empty rail cars and have priority placement over tariff car orders.  Certificates of Transportation are traded in the open market amongst shippers and grain elevators, allowing all shippers equal access to rail equipment.  This system is unique to BNSF and Union Pacific and is not available on the CP or CN systems. The NCLC is expected to provide Canadian shippers with direct access to customers in 28 American states, to numerous ports along the Pacific and Gulf coasts for shipment to overseas markets, and to Mexico, including over 45 “crude-by-rail” destinations.  Access to many other strategic interior locations in the Eastern United States and Atlantic ports are also available through BNSF’s interline rail connections with other large carriers such as CSX Corporation, providing more options to Canadian farmers and oil and gas exporters. Aside from a low grade single lane track owned by CP at Portal, North Dakota, the NCLC is the only north-south rail connection between the Red River on the North Dakota border and Sweetwater, Montana.

There are currently only two direct access points to BNSF’s network from Canada – Winnipeg and Vancouver. BNSF has recently made a significant upgrade to its rail network on the U.S. side of the border crossing at Northgate.  In February 2014, Ceres received approval from the Canadian and U.S. customs authorities on the border crossing to be used in connection with the NCLC, with rail tracks connected across the border in early May 2014. Management expects that the construction of the remaining rail tracks will be completed by the end of October 2014. Furthermore, a customs border protection facility has been built to facilitate cross-border customs and security.

To capitalize on the ongoing logistics bottlenecks in the region, Ceres is currently constructing a grain transload facility with a loading capacity of 10.8 million bushels per year that is anticipated to be operational in October 2014. Furthermore, Ceres has a contract to construct a grain elevator with a high-speed elevator with 2.2 million bushel storage capacity that will be capable of loading a 120-car shuttle train within 15 hours. Assuming Ceres obtains adequate financing to develop the NCLC, management expects this elevator to be operational in October 2015 and completed in March 2016.

Grain Opportunities

The NCLC is located in an important wheat and oat production region in Canada. There are approximately 450 million bushels of grain production annually (including, among other grains, wheat, canola, oats, barley, rye, flax, peas and lentils) within 100 miles of Northgate, Saskatchewan. Its location allows farmers in the surrounding regions the ability to buy freight transport on the BNSF rail network, to which no other grain elevator in Western Canada has direct access.

With the repeal of the Canadian Wheat Board Act and the commencement of the privatization of the Canadian Wheat Board on August 1, 2012, Canadian farmers are now able to directly sell their grain locally, nationally and internationally. This has encouraged greater supply-chain cooperation among farms, elevators, handlers, trucks, trains and ports. While farmers can now reap the benefit of potentially selling their harvests at higher prices, they are responsible for promoting and marketing their grains on the international market, including the United States.

Despite these new opportunities, the transition to an open market in Canada for wheat and barley has been slower than originally expected, as Canadian farmers have been unable to move grain off their farms in the quantities originally anticipated. However, Ceres management anticipates that the flow of Canadian grain will continue to increase over time and that the NCLC will benefit from this deregulation by providing more and better transportation options to Canadian farmers and grain handlers.

Management expects that the new north-south connection to BNSF through NCLC will be especially attractive to farmers in Manitoba and Saskatchewan in the current gridlock environment with Canadian rail carriers. Western Canada produced a record 76 million tonnes of grains in 2013, and nearly 60 million tonnes were trapped on the Canadian Prairies1, sitting in elevators that are already full, or on farmer’s fields, awaiting empty railcars from Canadian rail carriers to ports on the West Coast or to Thunder Bay to access the St. Lawrence Seaway.  This bottleneck has contributed to the delay of the movement of this year’s harvested wheat and other Canadian grains. In 2013, Western Canada’s grain crop was 33% higher than the average year, while exports at the end of November 2013 grew just 2%.2  With this bumper crop, along with the increased traffic from the oil and gas sector, Canadian grain handlers were sometimes unable to accept grain from farms because their local elevators were full. According to the Government of Canada, in August 2014 Canadian elevators were nearly full at 93% capacity.

The rail logistics gridlock has caused numerous other difficulties for farmers. According to the Government of Canada, port terminal capacity is underutilized, with 39% less stocks at port terminals available for loading vessels than in 2012-2013.3  As a result, some farmers’ contracts with domestic and foreign buyers of Canadian grains have gone unfilled, and the farmers incurred demurrage under rail shipping contracts in the range of $12,000 to $18,000 per vessel per day (according to Western Grain Elevator Association1). In addition to increased storage costs, stiff penalties for demurrage, and lost opportunities due to unfilled contracts, farmers who have resorted to temporary grain storage measures have run the risk of crop contamination.

Management expects that NCLC’s BNSF-served elevator will give Canadian grain producers and handlers an opportunity to side-step some of these problems by providing increased access to the United States and other international markets, allowing them to turn over their inventory faster and increasing annual handling volume and revenue as a result.

The proposed grain elevator at the NCLC is expected to become a significant originator of grains from Saskatchewan and Manitoba producers.  Management expects that the NCLC elevator will contribute to and accelerate the repositioning of Riverland Ag. Management believes grain origination at the NCLC will significantly enhance the profitability of Riverland Ag by lowering grain purchasing costs, enhancing merchandising opportunities and improving existing elevator utilization.  Riverland Ag sells grain bushels to a wide range of customers, including those in the human consumption milling space, exporters and oilseed processors. Management believes that grain origination at the NCLC will catapult Riverland Ag into a better position of a value-added supplier for multiple markets and allow it to compete in a broader track trading initiative. Currently, Riverland Ag does not receive the best bids from the market as they are viewed as “retail” buyers competing for the same grain.  Direct origination will change this view in the general market.

Oil and Natural Gas Liquids Opportunities

Besides being in close proximity to Canada’s grain production regions, the NCLC is also positioned in the heart of a growing oil and gas industry. Regional midstream operators, gas processors and crude oil producers could potentially be customers of the NCLC to transload oil and gas products for rail shipment directly into the U.S. market.

Approximately 16,000 barrels of crude oil are produced per day in the Northgate area.4 In additional to crude oil, a significant amount of natural gas is produced as a byproduct of oil production that is currently being wasted through “flaring”.  Due to environmental and safety concerns, there are regulations pending that would deter this practice, which may lead to more opportunities for Ceres to move natural gas in the region. Ceres is evaluating the feasibility
______________________________
1 Source: Western Grain Elevator Association
2 Source: Western Grain Elevator Association
3 Source: Government of Canada
4 Source: JP Baker Management Inc.

of various opportunities in the oil and natural gas sectors and is planning to start with a small transload operation capable of loading 15,000 barrels of oil and 29,000 gallons of natural gas liquids per day.

Capital Requirements to Construct the NCLC

Site preparation grading at the NCLC is now 100% complete and Ceres has installed 10,450 meters out of an anticipated 12,552 meters of rail track running north from the Canada-U.S. border and into the NCLC site.  Construction of the remaining site infrastructure is in progress.  Rail building materials are already on site and a locomotive has been leased.  Power line installation began in mid-July and is now fully operational.  As at September 30, 2014, Ceres had invested approximately $21.1 million to prepare the NCLC site and build new rail tracks connecting the NCLC to the BNSF network, and $0.2 million on the grain transload facility, both are expected to be completed in October 2014.

Ceres has entered into a construction contract effective September 9, 2014 (the “NCLC Contract”) with FWS Industrial Projects Canada Ltd. (“FWS”) to design and construct a 2.2 million bushel grain terminal for a price no greater than $42 million (including PST and GST).  Ceres was required to make a $2.5 million deposit before any work began. Cash allowances have been established for cold weather costs and office furnishings. Costs which would cause the cash allowance items to be exceeded will be paid by Ceres. Ceres will pay monthly progress payments (against invoices submitted by FWS accordance with the NCLC Contract) based on the amount and value of the work completed in the previous month, together with any GST applicable to such payment, less the statutory builders’ lien holdback.

The NCLC Contract provides that Phase 1 and 2 will be substantially completed on or before October 15, 2015 and March 18, 2016 respectively. The final completion date is scheduled for March 24, 2016. Phase 1 includes the construction of several structures such as the receiving driveway structures, three west steel storage bins, and control office, which will allow Ceres to ship 40,000 bushels per hour. Phase 2 requires construction of a concrete slipform grain terminal and cleaner dust system to achieve a shipping rate of 80,000 bushels per hour.  Change orders agreed by both parties may amend the terms of the NCLC Contract.

Ceres has also entered into a construction contract (the “Transloader Contract”) effective June 4, 2014 with FWS. The Transloader Contract is a design-build agreement pursuant to which FWS will design and construct the receiving/rail shipping facility for a price no greater than $1.78 million (including PST and GST).

Cash allowances have been established for electrical and wiring.  Costs which would cause the cash allowance to be exceeded shall be paid by Ceres. An initial payment of 10% of the contract price has been paid.  Ceres will pay monthly progress payments (against invoices submitted by FWS in accordance with the Transloader Contract) based on the amount and value of the work completed in the previous month, together with any GST applicable to such payment, less the statutory builders’ lien holdback.

The Transloader Contract provides that the grain transload facility will be substantially completed on or before October 10, 2014. If construction of the grain transload facility is delayed 7 days beyond the anticipated date of scheduled completion, FWS is required to pay liquidated damages of $5,000 per day to a maximum of $150,000.  Change orders agreed by both parties may amend the terms of the Transloader Contract.

Description	Expected Completion	Amount Spent to Date	Additional Expenditure	Total
(in millions, unless otherwise noted)
Tracks and Site Preparation	October 2014	$21.1	$8.9	$30.0
Grain Transload Facility	October 2014	0.2	2.4	2.6
Grain Elevator	October 2015 for Phase 1 and March 2016 for Phase 2	-	40.0	40.0

Oil & Gas Transload Facility	Fall of 2016	-	5.0	5.0
Other NCLC projects and general corporate expenses	N/A	N/A	17.1	17.1
Total		$21.3	$73.4	$94.7

Please see the description under the heading “Use of Proceeds” for additional details.

Financing of NCLC

On May 9, 2014, a Special Committee of the Ceres board of directors was formed to lead the review process to explore the financing alternatives for an appropriate capital structure to fund the development of NCLC. The Special Committee is currently comprised of three Ceres directors: Harvey T. Joel, Gary W. Mize and Harold M. Wolkin.  The Special Committee, on behalf of the Corporation, has also retained CIBC World Markets Inc. as the financial advisor and Stikeman Elliott LLP as the independent legal advisor to assist with the process.

On May 23, 2014, Riverland Ag completed the sale of its grain storage facility in Manitowoc, Wisconsin to Briess Malt and Ingredients Company of Chilton, Wisconsin (“Briess”).  Ceres received $6.1 million in gross proceeds from the sale and will lease back from Briess one million bushels of storage capacity for a three-year term.  The proceeds were used to fund a portion of the development of the NCLC.

On June 30, 2014, Ceres closed a US$20 million senior secured term loan facility with Macquarie Bank Ltd. (the “Macquarie Loan”) to finance the development and early stage construction of the NCLC.  The Macquarie Loan is for an initial term of 6 months maturing on December 29, 2014, with an ability to extend for a further 6 months at the request of Ceres and subject to the approval of the lender.  For the first 6 months, the Macquarie Loan bears interest at an annual rate of 7.25%.  If the Macquarie Loan were to be extended for the additional six months, the annual interest rate would increase to 11.0% on the drawn portion of the facility amount. The Macquarie Loan is secured by: (i) a first priority security interest in all personal property of Ceres and its guarantors; and (ii) pledge of equity interests held by Ceres in Ceres Canada Holding Corp., Stewart Southern Railway Inc., and each guarantor, and is guaranteed by each of Linares Land Holding, Inc., Corus Port Company Ltd., Corus Oil Company Ltd., Corus Supply Company Ltd., and Thunder Bay Grain Development Corp. (subsidiaries of Ceres). Ceres paid an arrangement fee of 2.0% for the Macquarie Loan, plus legal fees and other related borrowing costs.

On September 30, 2014, Ceres announced the receipt of a term sheet from a financial institution outlining a proposed senior secured term loan in the principal amount of up to US$30 million to replace the current Macquarie Loan.  The new loan is anticipated to provide financing for a term of up to 5 years.

MANAGEMENT TEAM

Ceres and Riverland Ag have experienced and knowledgeable operations and trading staff, with a centralized hedge desk and accounting system available to operate the NCLC.  In its trading operation, Riverland Ag has knowledge of the global grain markets coupled with extensive understanding of the North American markets. Riverland Ag employs traders who focus on each specific major grain product that Ceres handles.  With respect to facilities management, the team is highly skilled in key areas such as operating multiple modes of transportation including truck, rail and water, controlling product quality, and ensuring the safe and efficient operations of a logistics facility.  The majority of the staff was trained at some of the largest grain companies in the world.  They are regularly updated and trained on new best practices and regulations.

The senior management team of Ceres and Riverland Ag is comprised of:

Patrick Bracken is the President and CEO of the Corporation and was appointed as of September 1, 2014.  Mr. Bracken is a former Cargill, Incorporated (“Cargill”) executive with extensive international experience.  Joining Cargill in 1980, Mr. Bracken held several merchandising and management positions in the grain and energy sectors.

From 2005 to 2012, based in Geneva, Switzerland, he was Vice President of Cargill International and Business Unit Leader of Cargill's global coal business, expanding its activities to Asia, Africa and North America.  From 2003 to 2005, Mr. Bracken was the Vice President and regional manager for the former Soviet Union with particular responsibility for Russia where Cargill was investing in several new initiatives.  From 1995 to 2003, he was President, country manager and head of representation for Cargill's activities in the Ukraine, with the responsibilities of general management, business development and expansion of Cargill's grain and oilseed businesses.  Prior to 1995, Mr. Bracken held several grain and energy trading positions in the United States and Switzerland.  He is a past member of the New York Mercantile Exchange’s Product Development Advisory Committee for Energy. Mr. Bracken holds a Bachelor’s Degree in Agricultural Economics from the University of Missouri.

Mark Kucala is the Chief Financial Officer of the Corporation. Mr. Kucala has over 30 years of commodity finance, accounting, operational and risk management experience. Before joining Riverland Ag in 2008, Mr. Kucala spent a year as Controller at US Commodities, 5 years as CFO at Minnesota Grain Inc., 3 years as Controller at Farmland Atwood and 15 years at ConAgra in various operations, accounting and controller positions. Mr. Kucala holds a Bachelor of Science degree in Accounting from Metro State University, St. Paul, Minnesota.

Craig Reiners is the Vice President of Grain of the Corporation.  Mr. Reiners holds a Bachelor of Science degree in Biology and Chemistry from Augsburg College. He previously worked for 26 years at Cargill, culminating as CEO of the North American Malt division, followed by three years in senior leadership positions at ConAgra Foods, Inc. and six years at MillerCoors LLC. He served as the Chief Operating Officer of Riverland Ag. before being promoted to his current position.

Curt Larsen is the General Manager of the NCLC. Mr. Larsen has 40 years of varied experience in the agriculture business. He was an owner/operator of a family farm in northeast Saskatchewan, where he became a select seed grower, until he left the farm in 1991 to be an elevator manager for James Richardson International, at Luseland, Saskatchewan. He joined ConAgra Grain in 1997, where he became the Country Operations Manager after operating ConAgra terminals in Nokomis and Corinne, Saskatchewan. In 2005, Mr. Larsen became General Manager for a startup ethanol plant in Weyburn. In 2007 Mr. Larsen started a FarmLink Marketing Solutions franchise in the Weyburn area to assist farmers in marketing their grain crops. At the same time, Mr. Larsen became the farm manager for a 7,000 acre joint venture farming operation centred in the Weyburn area. Mr. Larsen operated both of these businesses up to the time he joined Ceres.

 USE OF PROCEEDS

The net proceeds to be received by the Corporation from the Offering are estimated to be approximately $73,400,000, after deducting estimated expenses of the Offering of approximately $1,600,000.   The Corporation intends to apply the net proceeds of the Offering in the following order:

Use of Net Proceeds	Additional Amount (in millions)	Timing
Rail Tracks and Site Preparation	$8.9	Target completion is October 2014
Grain Transload Facility	$2.4	Target completion is October 2014
Grain Elevator	$40.0	Finalize design and begin construction, with target Phase 1 completion by October 2015 and Phase 2 completion by March 2016.
Oil & Gas Transload Facility	$5.0	Complete feasibility study and initiate design proposals and construction, with preliminary target completion by October 2016.
Other NCLC projects and general corporate expenses	$17.1	Complete feasibility study and initiate design proposals and construction, with preliminary target completion by October 2016.

Total Use of Net Proceeds	$73.4

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Corporation as at March 31, 2014 and as at June 30, 2014, before and after giving effect to the Offering. This table should be read in conjunction with the Corporation’s Audited Annual Financial Statements, Unaudited Interim Financial Statements, as well as the Annual MD&A and the Interim MD&A, all of which are incorporated herein by reference. See “Documents Incorporated By Reference”.

(In $ except number of Common Shares outstanding)	As at March 31, 2014	As at June 30, 2014	As at June 30, 2014
	(Actual)	(Actual)	(as adjusted, after giving effect to the maximum Offering(1))
	(Audited)	(Unaudited)	(Unaudited)
Indebtedness
Bank indebtedness	71,746,950	42,214,209	42,214,209
Repurchase obligations	15,941,080	-	-
Accounts payable & accruals	7,567,634	14,789,820	14,789,820
Other	2,722,256	1,221,890	1,221,890
Macquarie Loan	-	21,323,000	21,323,000
Non-current liability, deferred income taxes	156,534	275,120	275,120
Total Indebtedness	98,134,454	79,824,039	79,824,039
Shareholders’ equity
Capital stock and warrants	137,100,022	137,100,022	212,500,022(2)
Contributed surplus	9,228,422	9,228,422	9,228,422
Deferred share units	62,500	113,086	113,086
Currency translation account	8,072,943	4,116,001	4,116,001
Deficit	(20,389,430)	(22,495,068)	(22,495,068)
Total Shareholders’ Equity	134,074,457	128,062,463	201,462,463
Total capitalization	232,208,911	207,886,502	281,286,502
Total number of Common Shares outstanding	14,208,679	14,208,208	27,050,673
Note:
(1)	Assumes full subscription at $75 million through the exercise of Rights and the standby commitments.

DESCRIPTION OF SHARE CAPITAL

The authorized capital of the Corporation consists of an unlimited number of Common Shares without par value. On the date of this prospectus, 14,208,208 Common Shares are outstanding. For further details regarding the authorized capital of the Corporation, see the information under the heading “Description of Share Capital” appearing in the AIF, which is incorporated herein by reference.

The Offering is a corporate transaction that will affect the outstanding Common Shares and may affect the outstanding DDSUs, which are issued to eligible directors of the Corporation, in lieu of cash, for a portion of the directors’ fees otherwise payable to the directors. Each DDSU entitles its holder to receive payment after the end of the director’s term in cash. The Corporation’s outstanding DDSUs contain certain anti-dilution adjustment provisions that are intended to ensure that a holder of such securities is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Offering. The effect of the Offering on the DDSUs is not yet determinable and depends upon the trading price of the Common Shares leading up to the Record Date. Information provided in this prospectus with respect to the capitalization of the Corporation is given without giving effect to any such anti-dilution adjustment provisions.

PRIOR SALES

During the 12-month period prior to the date of this prospectus, the Corporation did not issue any Common Shares or securities that are convertible into, exchangeable for or exercisable to acquire Common Shares.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed for trading on the TSX under the symbol “CRP”. The following table sets forth the market price ranges and trading volumes of the Common Shares on the TSX for the periods indicated.

Month	High	Low	Volume
2014
October (up to the 20th)	$7.03	$6.66	133,114
September	$7.22	$6.79	977,485
August	$7.00	$6.41	1,203,186
July	$7.00	$6.60	281,706
June	$7.00	$6.62	1,201,777
May	$7.17	$6.42	227,414
April	$7.20	$6.74	226,424
March	$7.10	$6.80	541,818
February	$7.76	$6.96	342,335
January	$8.01	$7.52	486,182
2013
December	$8.40	$7.60	341,103
November	$8.55	$8.23	204,075
October	$8.75	$7.77	483,575

(Source: Bloomberg)

DESCRIPTION OF OFFERED SECURITIES

Issue of Rights and Record Date

Shareholders of record at the close of business (Toronto time) on the Record Date will receive Rights on the basis of one Right for each Common Share held at that time. The Rights permit the holders thereof (provided that such holders are resident in an Eligible Jurisdiction or are Approved Eligible Holders) to subscribe for and purchase from the Corporation up to an aggregate of 12,842,465 Common Shares, assuming the exercise in full of the Rights issued hereunder. The Rights are transferable in Canada by the holders thereof. The Rights may not be transferred to any person within the United States. Shareholders in the United States who receive Rights may resell them only outside the United States in accordance with Regulation S under the U.S. Securities Act. See “— Sale or Transfer of Rights”.

Shareholders who hold their Common Shares through a CDS Participant will not receive physical certificates evidencing their ownership of Rights. On the Record Date, a global certificate representing such Rights will be issued in registered form to, and in the name of, CDS or its nominee. See “— Rights Certificate – Common Shares Held Through CDS”.

Shareholders who hold their Common Shares in registered form will be mailed a Rights Certificate evidencing the number of Rights to which they are entitled as at the Record Date together with a copy of this prospectus. See “— Rights Certificate — Common Shares Held in Registered Form”.

Fractional Common Shares will not be issued upon the exercise of Rights. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares without any compensation being paid to the holder. CDS Participants who hold Rights for more than one beneficial holder may, upon providing evidence satisfactory to the Corporation, exercise Rights on behalf of their accounts on the same basis as if the beneficial owners of the Common Shares were holders of record on the Record Date.

Commencement Date and Expiry Date

The Rights will be eligible for exercise following November 7, 2014 (the “Commencement Date”). The Rights will expire at 5:00 p.m. (Toronto time) on November 28, 2014. Shareholders who exercise the Rights will thereafter become holders of Common Shares issued through the exercise of the Rights. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRY TIME ON THE EXPIRY DATE WILL BE VOID AND OF NO VALUE.

Basic Subscription Privilege

Each Shareholder at the close of business (Toronto time) on the Record Date is entitled to receive one Right for each Common Share held. For every 1.1063 Rights held, the holder (including any Approved Eligible Holder, but excluding any Ineligible Holder) is entitled to acquire one Common Share under the Basic Subscription Privilege at the Subscription Price of $5.84 per Common Share by subscribing and making payment in the manner described herein. A holder of Rights that subscribes for some, but not all, of the Common Shares available to such holder pursuant to the Basic Subscription Privilege will be deemed to have elected to waive the unexercised balance of the Rights held by such holder and such unexercised balance of Rights will be void and of no value unless the Subscription Agent is otherwise specifically advised by such holder that the Rights are to be transferred to a third party or are to be retained by the holder. Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for the Additional Shares, if any, that are not otherwise subscribed for under the Offering by the other holders of Rights, on a pro rata basis, at any time prior to the Expiry Time on the Expiry Date pursuant to the Additional Subscription Privilege. See “— Additional Subscription Privilege”.

All exercises of Rights are irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

For Shareholders who hold their Common Shares through a CDS Participant, the Subscription Price is payable by certified cheque, bank draft or money order drawn to the order of such CDS Participant, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism. In the case of Shareholders who hold their Common Shares in registered form, the Subscription Price is payable in Canadian funds by certified cheque, bank draft or money order payable to the order of the Subscription Agent. The entire Subscription Price for Common Shares subscribed for must be paid at the time of subscription and must be received by the Subscription Agent at the Subscription Office prior to the Expiry Time on the Expiry Date. Accordingly, a subscriber subscribing through a CDS Participant must deliver its payment and instructions sufficiently in advance of the Expiry Date to allow the CDS Participant to properly exercise the Rights on its behalf.

Payment of the Subscription Price will constitute a representation to the Corporation and, if applicable, to the CDS Participant, by the subscriber (including by its agents) that: (a) either the subscriber is not a citizen or resident of an

Ineligible Jurisdiction or the subscriber is an Approved Eligible Holder; and (b) the subscriber is not purchasing the Common Shares for resale to any person who is a citizen or resident of an Ineligible Jurisdiction.

Additional Subscription Privilege

Each holder of Rights who has exercised in full the Basic Subscription Privilege for its Rights may subscribe for Additional Shares, if available, at a price equal to the Subscription Price for each Additional Share. The total number of Additional Shares available for subscription under the Additional Subscription Privilege will be the difference, if any, between the total number of Common Shares issuable upon the exercise of all of the outstanding Rights and the total number of Common Shares subscribed and paid for pursuant to the Basic Subscription Privilege at the Expiry Time on the Expiry Date. Subscriptions for Additional Shares will be received subject to allotment only and the number of Additional Shares, if any, that may be allotted to each subscriber will be equal to the lesser of: (a) the number of Additional Shares that such subscriber has subscribed for; and (b) the product (disregarding fractions) obtained by multiplying the number of Additional Shares available to be issued by a fraction, the numerator of which is the number of Rights previously exercised by the subscriber and the denominator of which is the aggregate number of Rights previously exercised under the Offering by all holders of Rights that have subscribed for Additional Shares. If any holder of Rights has subscribed for fewer Additional Shares than such holder’s pro rata allotment of Additional Shares, the excess Additional Shares will be allotted in a similar manner among the holders who were allotted fewer Additional Shares than they subscribed for.  Common Shares subscribed by the Standby Purchasers through the Additional Subscription Privilege will be credited towards their respective standby commitment.

To apply for Additional Shares under the Additional Subscription Privilege, each holder of Rights must forward its request to its CDS Participant or to the Subscription Agent at the Subscription Office, as applicable, prior to the Expiry Time on the Expiry Date. Payment for Additional Shares, in the same manner as required upon exercise of the Basic Subscription Privilege, must accompany the request when it is delivered to the CDS Participant or the Subscription Agent, as applicable. Any excess funds will be credited to a subscriber’s account with its CDS Participant or returned by mail by the Subscription Agent, as applicable, without interest or deduction. Payment of such price must be received by the Subscription Agent prior to the Expiry Time on the Expiry Date, failing which the subscriber’s entitlement to such Additional Shares will terminate. Accordingly, a subscriber subscribing through a CDS Participant must deliver its payment and instructions to its CDS Participant sufficiently in advance of the Expiry Time on the Expiry Date to allow the CDS Participant to properly exercise the Additional Subscription Privilege on its behalf.

Subscription and Transfer Agent

The Subscription Agent has been appointed the agent of the Corporation to receive subscriptions and payments from holders of Rights, to act as registrar and transfer agent for the Common Shares and to perform certain services relating to the exercise and transfer of Rights. The Corporation will pay for the services of the Subscription Agent. Subscriptions and payments under the Offering should be sent to the Subscription Agent at:

By Hand or Courier	By Mail

CST Trust Company 320 Bay Street, Basement Level (B1 Level) Toronto, ON M5H 4A6	CST Trust Company P.O. Box 1036 Adelaide Street Postal Station Toronto, ON M5C 2K4

Enquiries relating to the Offering should be addressed to the Subscription Agent by telephone at 1-800-387-0825.

Rights Certificate — Common Shares Held Through CDS

In respect of Shareholders who hold their Common Shares through a securities broker or dealer, bank or trust company or other CDS Participant with an address of record in an Eligible Jurisdiction in the book-based system administered by CDS, a global certificate representing the total number of Rights to which all such Shareholders as at the Record Date are entitled will be issued in registered form in the name of “CDS & Co.” and will be deposited with CDS on the Commencement Date. The Corporation expects that each beneficial Shareholder will receive a confirmation of the number of Rights issued to it from its CDS Participant in accordance with the practices and procedures of that CDS Participant. CDS will be responsible for establishing and maintaining book-entry accounts for CDS Participants holding Rights.

Shareholders who hold their Common Shares through a CDS Participant must arrange purchases, transfers or exercises of Rights through their CDS Participant.

Neither the Corporation nor the Subscription Agent will have any liability for: (a) the records maintained by CDS or CDS Participants relating to the Rights or the book-entry accounts maintained by them; (b) maintaining, supervising or reviewing any records relating to such Rights; or (c) any advice or representations made or given by CDS or CDS Participants with respect to the rules and regulations of CDS or any action to be taken by CDS or CDS Participants.

The ability of a person having an interest in Rights held through a CDS Participant to pledge such interest or otherwise take action with respect to such interest (other than through a CDS Participant) may be limited due to the lack of a physical certificate.

Rights Certificate — Common Shares Held in Registered Form

Shareholders with an address of record in an Eligible Jurisdiction whose Common Shares are held in registered form will be mailed a Rights Certificate representing the total number of Rights to which such Shareholder is entitled as at the Record Date together with a copy of this prospectus. In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “—How to Complete the Rights Certificate”.

How to Complete the Rights Certificate

1.
Form 1— Basic Subscription Privilege. The maximum number of Rights that may be exercised pursuant to the Basic Subscription Privilege is shown in the box on the upper right hand corner of the face of the Rights Certificate. Form 1 must be completed and signed to exercise all or some of the Rights represented by the Rights Certificate pursuant to the Basic Subscription Privilege. If Form 1 is completed so as to exercise some but not all of the Rights represented by the Rights Certificate, the holder of the Rights Certificate will be deemed to have waived the unexercised balance of such Rights, unless the Subscription Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder.

2.
Form 2 — Additional Subscription Privilege. Complete and sign Form 2 on the Rights Certificate only if you also wish to participate in the Additional Subscription Privilege. See “— Additional Subscription Privilege”.

3.
Form 3 — Transfer of Rights. Complete and sign Form 3 on the Rights Certificate only if you wish to transfer the Rights. Your signature must be guaranteed by a Schedule I bank, a major trust company in Canada or a member of an acceptable Medallion Signature Guarantee Program, including STAMP, SEMP and MSP. Members of STAMP are usually members of a recognized stock exchange in Canada or members of the Investment Industry Regulatory Organization of Canada. The guarantor must affix a stamp bearing the actual words “Signature Guaranteed”. It is not necessary for a transferee to obtain a new Rights Certificate to exercise the Rights, but the signatures of the transferee on Forms 1 and 2 must correspond in every particular with the name of the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights Certificate for all purposes. If Form 3 is completed, the Subscription Agent will treat the transferee as the absolute owner of the Rights Certificate for all purposes and will not be affected by notice to the contrary.

The Rights may be transferred only in transactions outside of the United States in accordance with Regulation S under the U.S. Securities Act, which will permit the resale of the Rights by persons through the facilities of the TSX, provided that the offer is not made to a person in the United States, neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, and no “directed selling efforts”, as that term is defined in Regulation S, are conducted in the United States in connection with the resale. Certain additional conditions are applicable to the Corporation’s “affiliates”, as that term is defined under the U.S. Securities Act. In order to enforce this resale restriction, U.S. holders of Rights will be required to execute a declaration certifying that such sale is being made outside the United States in accordance with Regulation S.

4.
Form 4 — Dividing or Combining. Complete and sign Form 4 on the Rights Certificate only if you wish to divide or combine the Rights Certificate, and surrender it to the Subscription Agent at the Subscription Office. Rights Certificates need not be endorsed if the new Rights Certificate(s) are issued in the same name. The Subscription Agent will then issue the new Rights Certificate(s) in such denominations (totalling the same number of Rights as represented by the Rights Certificate(s) being divided or combined) as are required by the Rights Certificate holder. Rights Certificates must be surrendered for division or combination in sufficient time prior to the Expiry Time to permit the new Rights Certificates to be issued to and used by the Rights Certificate holder.

5.
Payment. Enclose payment in Canadian funds by certified cheque, bank draft or money order payable to the order of “CST Trust Company”. The amount of payment will be $5.84 per Common Share subscribed. Payment must also be included for any Additional Shares subscribed for under the Additional Subscription Privilege.

6.
Deposit. Deliver or mail the completed Rights Certificate and payment in the enclosed return envelope addressed to the Subscription Agent so that it is received by the Subscription Office before the Expiry Time on the Expiry Date. Please allow sufficient time to avoid late delivery. The signature of the Rights Certificate holder must correspond in every particular with the name that appears on the face of the Rights Certificate. Any use of the mail to send completed Right Certificates and payment is at the risk of the sender. If mailing, it is recommended that registered mail be used, with a return receipt requested and with proper insurance obtained.

Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Subscription Agent. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Corporation in its sole discretion, and any determination by the Corporation will be final and binding on the Corporation and its security holders. Upon delivery or mailing of the completed Rights Certificate to the Subscription Agent, the exercise of the Rights and the subscription for Common Shares is irrevocable. The Corporation reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful. The Corporation also reserves the right to waive any defect in respect of any particular subscription. Neither the Corporation nor the Subscription Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice. Any holder of Rights who fails to complete its subscription in accordance with the foregoing instructions prior to the Expiry Time on the Expiry Date will forfeit its rights under the Basic Subscription Privilege and the Additional Subscription Privilege attaching to those Rights.

Rights Certificates returned to the Subscription Agent as undeliverable will not be sold by the Subscription Agent and no proceeds of sale will be credited to such holders.

Sale or Transfer of Rights

Holders of Rights in registered form may, instead of exercising their Rights to subscribe for Common Shares, sell or transfer their Rights to any person that is not an Ineligible Holder by completing Form 3 on the Rights Certificate and delivering the Rights Certificate to the transferee. See “— Rights Certificates – Common Shares Held in Registered Form - 3. Form 3 - Transfer of Rights”. A permitted transferee of the Rights of a registered holder of a Rights Certificate may exercise the Rights transferred to such permitted transferee without obtaining a new Rights Certificate. If a Rights Certificate is transferred in blank, the Corporation and the Subscription Agent may thereafter treat the bearer as the absolute owner of the Rights Certificate for all purposes and neither the Corporation nor the Subscription Agent will be affected by any notice to the contrary.

Holders of Rights through CDS Participants who wish to sell or transfer their Rights must do so in the same manner in which they sell or transfer Common Shares. See “— Rights Certificate - Common Shares Held Through CDS”.

The Corporation has filed with the SEC in the United States a Registration Statement on Form F-7 under the U.S. Securities Act (the “Registration Statement”) so that the Common Shares issuable upon the exercise of the Rights will not be subject to transfer restrictions. However, the Rights may be transferred only in transactions outside of the United States in accordance with Regulation S under the U.S. Securities Act, which will permit the resale of the Rights by persons through the facilities of the TSX, provided that the offer is not made to a person in the United States, neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, and no “directed selling efforts”, as that term is defined in Regulation S, are conducted in the United States in connection with the resale. Certain additional conditions are applicable to “affiliates” of the Corporation, as that term is defined under the U.S. Securities Act. In order to enforce this resale restriction, U.S. holders of Rights will be required to execute a declaration certifying that such sale is being made outside the United States in accordance with Regulation S, which is included as part of Form 3. See “— Rights Certificates – Common Shares Held in Registered Form – 3. Form 3 – Transfer of Rights”.

Ineligible Holders and Approved Eligible Holders

Except as set out below, this Offering is made only in the Eligible Jurisdictions. Accordingly, no subscription under the Basic Subscription Privilege or under the Additional Subscription Privilege will be accepted from, and Rights Certificates will not be mailed to, any person, or such person’s agent, who appears to be, or who the Corporation or the Subscription Agent has reason to believe is, an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from an Approved Eligible Holder.

To be recognized as an Approved Eligible Holder, the Ineligible Holder must prove to the satisfaction of the Corporation that (i) he or she is resident of an Eligible Jurisdiction; or (ii) that the receipt by him or her of the Rights and the issuance to him or her of Common Shares upon the exercise of Rights will not violate the laws of his or her jurisdiction of residence or other applicable jurisdiction, without imposing any requirement on the Corporation to comply with legal requirements of the applicable jurisdiction other than those being complied with for the offering of Rights in the Eligible Jurisdictions, or if the Corporation’s management, in its own discretion, agrees to meet the legal requirements of the applicable jurisdiction.

CDS Participants or, in the case of Shareholders holding Common Shares in registered form, the Subscription Agent, will hold the Rights in order to provide Ineligible Holders, at their expense, an opportunity to prove to the satisfaction of the Corporation that they are an Approved Eligible Holder.  If such Shareholders choose not to or fail to prove that they are an Approved Eligible Holder, the CDS Participants or the Subscription Agent, as the case may be, will attempt to sell the Rights issued to such Ineligible Holders at the price or prices they determine in their sole discretion. Any proceeds received with respect to such Rights will be delivered by the CDS Participant(s) or the Subscription Agent, as applicable, as soon as possible to the Ineligible Holders. The ability of the CDS Participant or the Subscription Agent, as applicable, to sell the Rights held by Ineligible Holders, and the price obtained therefor, are dependent on market conditions. The CDS Participant and the Subscription Agent will not be subject to any liability for failure to sell any such Rights at a particular price, or at all. Amounts of less than $10.00 will not be remitted by the Subscription Agent. The Corporation and the Subscription Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any Ineligible Holder. Neither the Corporation nor the Subscription Agent will be subject to any liability for the failure to sell any Rights of Ineligible Holders or as a result of the sale of any Rights at a particular price or on a particular day. There is a risk that the proceeds received from the sale of the Rights will not exceed the brokerage commissions, if any, incurred by the CDS Participant and the costs of or incurred in respect of the sale of such Rights and, if applicable, the Canadian tax required to be withheld. In that event, no proceeds will be paid to Ineligible Holders.

PLAN OF DISTRIBUTION

Each Shareholder at the close of business (Toronto time) on the Record Date will receive one Right for each Common Share held.

The TSX has approved the listing of the Common Shares issuable upon the exercise of the Rights, the Standby Shares (as defined herein) and the Common Shares issuable upon the exercise of the Standby Warrants (as defined herein), subject to the Corporation fulfilling all the requirements of the TSX.

This prospectus qualifies the distribution under applicable Canadian securities laws of the Rights, the Common Shares issuable upon exercise of the Rights, the Standby Shares and the Common Shares issuable upon exercise of the Standby Warrants in each province and territory of Canada. This prospectus also covers the offer and sale of the Common Shares issuable upon exercise of the Rights within the United States under the U.S. Securities Act. The Corporation has not authorized nor does it authorize the making of any offer of the Rights or of the Common Shares issuable on exercise of the Rights through a financial intermediary. Except under the circumstances described herein, none of the Rights, the Common Shares issuable on the exercise of the Rights or the Standby Shares is qualified under the securities laws of, or being distributed or offered in, any Ineligible Jurisdiction and Rights may not be exercised by or on behalf of an Ineligible Holder who is not an Approved Eligible Holder. This prospectus is not, and under no circumstances is to be construed as, an offering of any Rights or Common Shares in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities save in circumstances permitted in accordance with the laws of any such jurisdiction and as described in this prospectus. As a result, subscriptions will not be accepted from, and Rights Certificates will not be mailed to, Shareholders who appear not to be, or whom the Corporation or the Subscription Agent has reason to believe are, Ineligible Holders. See “Description of Offered Securities — Ineligible Holders and Approved Eligible Holders”.

STANDBY COMMITMENTS

The Corporation has entered into the Standby Purchase Agreement with the Standby Purchasers pursuant to which the Standby Purchasers have agreed, severally and not jointly and severally, subject to certain terms and conditions, to: (i) exercise their respective Basic Subscription Privileges in full and thereby purchase, by themselves or through their respective affiliates, an aggregate of 4,785,635 Common Shares; and (ii) purchase, by themselves or through their respective affiliates, at the Subscription Price, an aggregate of 8,056,830 Standby Shares, all for investment only and not with a view to resale or distribution. The Standby Purchasers have thereby committed to purchase an aggregate of 12,842,465 Common Shares and Standby Shares, representing total gross proceeds to the Corporation of $75,000,000 (comprised of $45,000,000 from VN Capital, $25,000,000 from Whitebox and $5,000,000 from Highbridge). Each Standby Purchaser has provided customary representations, warranties and covenants under the Standby Purchase Agreement.

The obligations of the Standby Purchasers to complete the closing of the transactions set out in the Standby Purchase Agreement is subject to the satisfaction in full of the following conditions, among others: (i) there shall not be any claims, litigations, investigations or proceedings in progress or pending, commenced or threatened in respect of the Offering or the Standby Purchase Agreement that have a reasonable likelihood of success in the judgment of any of the Standby Purchasers and that are material to Ceres; (ii) the Corporation shall have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities, governmental and regulatory authorities required in connection with the Offering; the purchase of the Standby Shares by the Standby Purchasers and the issue of the Standby Warrants; (iii) the TSX shall have approved the listing of the Rights, the Standby Shares and the Common Shares issuable upon the exercise of the Rights and the Standby Warrants, subject to the filing of customary documents with the TSX; (iv) the TSX shall have conditionally approved the issuance of the Standby Warrants, subject to the filing of customary documents with the TSX and the approval(s) of disinterested shareholders of Ceres as required by the TSX; (v) since the date as of which information is given in this prospectus, there shall not have been any material change in the business, affairs, operations, assets, liabilities or capital of the Corporation, other than as disclosed in this prospectus or any amendment to this prospectus; (vi) no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of the Corporation shall have been issued by any securities commission that is continuing in effect, and no proceeding for that purpose shall have been instituted, pending, contemplated or threatened under any applicable securities laws or by any securities commission; (vii) all representations and warranties of the Corporation contained in the Standby Purchase Agreement shall be true and correct; (viii) a material adverse change shall have not occurred; (ix) a registration statement on Form F-7 shall have become effective and no stop order suspending the effectiveness thereof shall have been issued by the SEC; (x) the Standby Purchasers shall have received a legal opinion in the prescribed form from counsel to Ceres; (xi) the Corporation shall have entered into a registration rights agreement with VN Capital to qualify for the distribution to the public in Canada the Common Shares acquired through this Offering; and (xii) in the case of Whitebox and Highbridge, a minimum aggregate subscription of $45,000,000 in the Offering (collectively, the “Standby Obligations”).

The Standby Purchasers, collectively, together with their affiliates, currently own 5,294,349 Common Shares, representing approximately 37.3% of the outstanding Common Shares.  The following is a summary of the before and after shareholdings of the Standby Purchasers, assuming full exercise of their respective standby commitments:

	Number of Common Shares held as of Record Date	(%)	Amount of Standby Commitments	Maximum number of Common Shares to be issued (assuming full exercise of standby commitments)	Maximum number of Common Shares held as of Closing Date (assuming full exercise of standby commitments)	(%)
VN Capital	3,277,393	23.1%	$45,000,000	7,705,479	10,982,872	40.6%
Whitebox	1,249,656	8.8%	$25,000,000	4,280,822	5,530,478	20.4%
Highbridge	767,300	5.4%	$5,000,000	856,164	1,623,464	6.0%
Total	5,294,349	37.3%	$75,000,000	12,842,465	18,136,814	67.0%

As compensation for entering into the Standby Purchase Agreement, each of the Standby Purchasers is entitled to receive Standby Warrants entitling VN Capital to acquire up to 1,250,000 Common Shares, Whitebox to acquire up to 694,445 Common Shares and Highbridge to acquire up to 138,889 Common Shares. The Standby Warrants will be exercisable at the Subscription Price and will have a term of 24 months from the closing date of the Offering.

Since VN Capital and Whitebox are insiders or deemed insiders of Ceres, the issuance of the Standby Warrants to them must be approved by at least a simple majority of the votes cast by shareholders present in person or represented by proxy at the next annual general meeting of shareholders of Ceres, with the votes attached to Common Shares held by VN Capital and Whitebox being excluded from such vote (the “Insider Approval”).

In addition, as the exercise price of the Standby Warrants is at a discount to the market price of the Common Shares, the issuance of the Standby Warrants to the Standby Purchasers must also be approved by at least a simple majority of the votes cast by shareholders present in person or represented by proxy at the next annual general meeting of shareholders of Ceres, with the votes attached to Common Shares held by the Standby Purchasers being excluded from such vote (the “Price Approval”, and together with the Insider Approval, the “Warrant Approvals”).

Each Standby Purchaser acknowledges and agrees that while Ceres will issue the Standby Warrants to it on the Closing Date, such issuance will be conditional upon the receipt of the applicable Warrant Approvals, and the Standby Warrants issued to the Standby Purchasers will not be exercisable until such applicable Warrant Approvals are obtained at the meeting.  In the event that such applicable Warrant Approvals are not obtained at the meeting, Ceres will pay to the applicable Standby Purchasers (if the Price Approval is not obtained) or to VN Capital and Whitebox (if the Insider Approval is not obtained) a cash payment equal to the product obtained by multiplying (i) the number of Common Shares subject to the applicable Standby Purchasers’ respective number of Standby Warrants by (ii) the amount (if any) by which the then-current market price (based on the 5-day VWAP on the TSX) of the Common Shares exceeds the Subscription Price; provided that such amount shall not be less than 2% nor greater than 4% of such Standby Purchaser’s subscription commitment.

The details of the Warrant Approvals will be more particularly described in the Corporation’s management information circular in respect of the next annual general meeting of shareholders, which is expected to be made available to shareholders around September 2015.

The obligations of the Standby Purchasers or the Corporation under the Standby Purchase Agreement may be terminated if any of the following conditions, among others, is not satisfied: (i) any inquiry, investigation or other proceeding is commenced by a governmental entity in relation to Ceres or any of its subsidiaries or in relation to any of its directors and officers, any of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Rights, the Common Shares issuable upon the exercise of the Rights and the Standby Shares for a period greater than two consecutive business days; (ii) any order is issued by a governmental entity or if there is any change of law, either of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon exercise of the Rights for a period greater than two consecutive business days; (iii) Ceres fails to obtain final listing approval from the TSX for the Rights at least two days prior to the Record Date, and conditional listing approval from the TSX in respect of the Standby Shares and the Common Shares issuable upon exercise of the Rights and the Standby Warrants prior to or on the Closing Date, subject to the receipt of customary final documentation; (iv) the Common Shares or Rights are de-listed or suspended or halted for trading for a period greater than two business days for any reason by the TSX at any time prior to the closing of the Offering; (v) the Standby Obligations (in the case of the Standby Purchasers) or the closing conditions in favour of Ceres as described in the Standby Purchase Agreement (in the case of Ceres) have not been satisfied on or before December 31, 2014; (vi) the final prospectus has not been filed in each of the provinces and territories of Canada on or before November 30, 2014; and (vii) the Offering is otherwise terminated or cancelled or fails to close on or before December 31, 2014.

No Standby Purchaser is engaged as an underwriter in connection with the Offering and no Standby Purchaser has been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter.

A copy of the Standby Purchase Agreement is available electronically at www.sedar.com.

INTENTION OF INSIDERS TO EXERCISE RIGHTS

The directors and officers of the Corporation, other than Mr. Vanasek through VN Capital Management, LLC and its Affiliates, do not beneficially own, or control or direct, directly or indirectly, any Common Shares as at the date of this prospectus.  All Standby Purchasers have indicated their intention to participate in the Offering by exercising their Basic Subscription Privilege, in addition to their standby commitments.

Based on publicly available information, the following persons beneficially own, or control or direct, directly or indirectly, more than 10% of the outstanding Common Shares as at October 20, 2014:

Name	Aggregate Number of Common Shares	Percentage of Outstanding Common Shares
VN Capital Management, LLC(1)	3,277,393	23.1%
Wellington Management Company, LLP	1,776,420	12.4%
Note:
(1): Controlled by Patrick Noone and James Vanasek, a director of the Corporation.

The foregoing does not take into account Common Shares to be issued upon the exercise of Rights acquired privately by insiders of the Corporation, if any. No assurance can be given by the Corporation that the officers and directors, other than the Standby Purchasers, and significant Shareholders will subscribe for all the Common Shares available under their respective Basic Subscription Privilege.

RISK FACTORS

An investment in the Common Shares is subject to a number of risks. A prospective purchaser of such securities should carefully consider the information and risks faced by the Corporation described in this prospectus and in the documents incorporated by reference including, without limitation, the risk factors set out under the heading “Risks Factors” in the AIF.

The Scoular Company Litigation may result in material liability to the Corporation

On June 12, 2014, The Scoular Company initiated an action in the State of Minnesota against the Corporation for injunctive relief and unspecified damages related to the development and construction of the grain facility at the NCLC. As of the date hereof, management intends to defend the complaint vigorously and is examining all of its procedural and substantive options. The outcome of this complaint is difficult to assess or quantify.  The plaintiff may seek recovery of large or indeterminate amounts, and the magnitude of the potential loss may remain unknown for substantial periods of time. The cost to defend this complaint may be significant.  In addition, this complaint, if decided adversely to the Corporation or settled by the Corporation, may result in liability material to the Corporation’s financial statements as a whole or may materially and adversely affect the Corporation’s business, financial position, cash flow, and/or results of operations.

The Subscription Price is not an indication of value

The Subscription Price is $5.84 for each Common Share purchased, which is a price equal to approximately 85% of the 5-day VWAP of the Common Shares on the TSX on October 20, 2014, the trading day immediately preceding the date of this prospectus. The Subscription Price was determined by the board of directors of the Corporation and does not necessarily bear any relationship to the book value of the Corporation's assets, past operations, cash flows, losses, financial condition or any other established criteria for value. Shareholders should not consider the Subscription Price as an indication of the Corporation's value.

A decline in the market price of the Common Shares may occur

The trading price of the Common Shares in the future may decline below the Subscription Price. The Corporation can make no assurance that the Subscription Price will remain below any future trading price for the Common Shares. Future prices of the Common Shares may adjust positively or negatively depending on various factors including the Corporation’s future revenues, the Corporation’s operations and overall conditions affecting the Corporation's business, economic trends, including interest rates, and the securities markets.

Exercises of Rights may not be revoked

If the Common Share price declines below the Subscription Price for the Common Shares prior to the Expiry Time, resulting in a loss on subscribers’ investments upon the exercise of the subscribers’ Rights, subscribers may not revoke or change the exercise of Rights after they send in their subscription forms and payment. Furthermore, the Corporation may, in its discretion, extend the Expiry Time in accordance with applicable Canadian securities laws. If the Expiry Time is extended after subscribers send in their subscription forms and payment, subscribers still may not revoke or change the exercise of Rights.

No interest is payable on subscription funds

If the Corporation cancels the Offering, neither the Corporation nor the Subscription Agent will have any obligation with respect to the Rights, except to return, without interest, any subscription payments to subscribers.

Participation in the Offering is not assured

If a holder of Common Shares exercises its Rights, it may not revoke the exercise for any reason unless the Corporation amends the Offering. If the Corporation decides to terminate the Offering, the Corporation will not have any obligation with respect to the Rights except to return any exercise payments, without interest or deduction.

Shareholders need to act promptly and follow subscription instructions

Shareholders who desire to purchase Common Shares in this Offering must act promptly to ensure that all required forms and payments are actually received by the Corporation or the Subscription Agent prior to 5:00 p.m. (Toronto time) on November 28, 2014, the Expiry Time, and any permitted extension of the Expiry Time. If Shareholders fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of Rights by the holder, the Subscription Agent may, depending on the circumstances, reject the subscription or accept it to the extent of the payment received. Neither the Corporation nor the Subscription Agent undertakes to subscribers that it will, or will attempt to, correct an incomplete or incorrect subscription form or payment. The Corporation has the sole discretion to determine whether an exercise of Rights properly follows the subscription procedures.

Significant sales of Rights and Common Shares, or the perception that significant sales may occur in the future, could adversely affect the market price for the Rights and the Common Shares

The sale of substantial amounts of the Rights and the Common Shares could adversely affect the price of these securities. Sales of substantial amounts of the Rights and the Common Shares in the public market, and the availability of Common Shares for future sale could cause the market price of the Common Shares to remain low for a substantial amount of time. The Corporation cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available Common Shares and Rights are attempted to be sold within a short period of time, the market for the Common Shares and the Rights would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for the Common Shares and the Rights as well as the Corporation’s ability to raise additional capital.  Any disposition by any of the Corporation’s substantial shareholders of the Common Shares in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of the Common Shares.

Shareholders who do not exercise their Rights will experience dilution

If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Shareholder’s current percentage ownership in the Corporation will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders, as well as the purchase of Standby Shares by the Standby Purchasers.

Active trading market for the Rights may not exist

Although the Corporation expects that the Rights will be listed on the TSX, the Corporation cannot provide any assurance that an active or any trading market in the Rights will develop or that Rights can be sold on the TSX at any time.

The Corporation has discretion in the use of the net proceeds from this Offering

The Corporation currently intends to allocate the net proceeds it will receive from this Offering as described under the heading “Use of Proceeds”. However, the Corporation will have discretion in the actual application of the net proceeds, and it may elect to allocate net proceeds differently from that described if the Corporation believes it would be in its best interests to do so. Shareholders may not agree with the manner in which the Corporation chooses to allocate and spend the net proceeds. The failure by the Corporation to apply these funds effectively could have a material adverse effect on the Corporation’s business.

Future Sales May Affect the Market Price of the Common Shares

In order to finance future operations, the Corporation may raise funds through the issuance of shares or debt instruments or other securities convertible into shares. The Corporation cannot predict the size of future issuances of shares or debt instruments or other securities convertible into shares or the effect, if any, that future issuances and sales of the Corporation’s securities will have on the market price of the Common Shares.

Entire investment may be lost

An investment in the Rights or Common Shares is highly speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.

The market price of securities of the Corporation may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects

The trading price of the securities of the Corporation have been and may continue to be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, commodity prices, and market perceptions of the attractiveness of particular industries.

There may be adverse U.S. federal income tax consequences to U.S. Shareholders if the Corporation is or becomes a “Passive Foreign Investment Company” (“PFIC”) under the U.S. Internal Revenue Code

U.S. Holders (as defined under the heading “Certain U.S. Federal Income Tax Considerations”) should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that the Corporation is classified as a PFIC for U.S. federal income tax purposes. U.S. Holders should carefully read “Certain U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules” for more information and consult their own tax advisors regarding the likelihood and consequences of the Corporation being treated as a PFIC for U.S. federal income tax purposes, including the advisability of any elections that may help mitigate the tax consequences to a U.S. Holder if the Corporation is a PFIC.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a holder of Rights acquired pursuant to the Offering and of Common Shares acquired on the exercise of such Rights that, for the purposes of the Tax Act and at all relevant times, holds such Rights and will hold such Common Shares as capital property, is not affiliated with the Corporation, and deals with the Corporation at arm’s length (a “Holder”). A Right or Common Share generally will be capital property to a Holder unless it is held in the course of carrying on a business of trading in or dealing in securities, or it has been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this Prospectus (“Tax Proposals”), and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law or in CRA’s published administrative policies or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares.

Residents of Canada

The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is or is deemed to be resident in Canada (a “Resident Holder”). Certain Resident Holders that might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have their Common Shares and all other “Canadian securities” (as defined in the Tax Act) owned in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Rights are not “Canadian securities” for these purposes; accordingly, the characterization of Rights as capital property is unaffected by a Resident Holder’s making an election pursuant to subsection 39(4) of the Tax Act.  Resident Holders should consult their own tax advisors concerning this election.

The following portion of the summary does not apply to a Resident Holder: (i) that is a “financial institution” for purposes of section 142.2 of the Tax Act, (ii) that is a “specified financial institution” as defined for purposes of the Tax Act, (iii) that is a corporation that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Rights or Common Shares, controlled by a non-resident corporation for the purposes of the rules in section 212.3 of the Tax Act, (iv) to which the “functional currency” reporting rules in section 261 of the Tax Act apply, (v) an interest in which is a “tax shelter investment” for purposes of the Tax Act or (vi) which has entered or will enter into a “derivative forward agreement”, as such term is defined in the Tax Act, with respect to the Rights or the Common Shares.  Such Holders should consult their own tax advisors.

Acquisition of Rights

No amount will be required to be included in computing the income of a Resident Holder as a consequence of being issued Rights under the Offering. Rights received by a Resident Holder pursuant to this Offering will have a cost of nil. The cost of Rights acquired by a Resident Holder otherwise than pursuant to this Offering will be averaged with the adjusted cost base of all other Rights held by that Resident Holder as capital property immediately prior to such acquisition for the purposes of determining the adjusted cost base to that Resident Holder of each Right so held.

Exercise of Rights

The exercise of a Right will not constitute a disposition of property for purposes of the Tax Act and, accordingly, a Resident Holder will not realize a gain or loss on such exercise. The aggregate cost to a Resident Holder of the Common Shares acquired on the exercise of Rights will be equal to the aggregate amount of the Subscription Price paid on exercise and the Resident Holder’s adjusted cost base of the Rights so exercised, if any, immediately before the exercise. The adjusted cost base to a Resident Holder at any time of Common Shares received on an exercise of Rights will be determined by averaging the cost of such Common Shares with the adjusted cost base of any other Common Shares owned by the Resident Holder as capital property at that time.

Disposition of Rights

A Resident Holder that disposes of or is deemed to dispose of a Right (otherwise than by exercise of the Right) generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Right exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized on the disposition of a Right (otherwise than by the exercise of the Right) is described below under the heading “Treatment of Capital Gains and Capital Losses”.

Expiry of Rights

The expiry or termination of an unexercised Right will result in a capital loss to a Resident Holder equal to the adjusted cost base, if any, of the Right immediately before its expiry or termination. Any such capital loss will be subject to the treatment described below under the heading “Treatment of Capital Gains and Capital Losses”.

Receipt of Dividends on Common Shares

Dividends received or deemed to be received on Common Shares by a Resident Holder that is an individual (other than certain trusts) will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from a taxable Canadian corporation. Taxable dividends received or deemed to be received by such individual which are designated by the Corporation as “eligible dividends” in accordance with the Tax Act will be subject to the enhanced gross-up and dividend tax credit rules under the Tax Act. No assurance can be provided that the Corporation will designate dividends as “eligible dividends”.

Taxable dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Dividends received or deemed to be received on Common Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and generally will be deductible in computing the taxable income of the corporation. A Resident Holder that is a “private corporation” or a “subject corporation” for purposes of the Tax Act may be liable to pay a refundable tax of 33 and 1/3% on dividends received or deemed to be received to the extent such dividends are deductible in computing such Resident Holder’s taxable income.

Disposition of Common Shares

On a disposition or a deemed disposition of a Common Share (other than to the Corporation, unless purchased by the Corporation on the open market in the manner in which shares are normally purchased by any member of the public on the open market), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described under the heading “Treatment of Capital Gains and Capital Loses”.

Treatment of Capital Gains and Capital Losses

Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in computing the Resident Holder’s income in that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years to the extent and in the circumstances set out in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share (or on a share for which such Common Share has been substituted) to the extent and in the circumstances set out in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares directly or indirectly through a partnership or a trust. Resident Holders to which these rules may be relevant should consult their own tax advisors.

A Resident Holder that is a “Canadian-controlled private corporation” throughout the relevant taxation year (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3% on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.

Capital gains realized by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Non-Residents of Canada

The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is neither resident nor deemed to be resident in Canada (including as a consequence of an applicable income tax treaty or convention) and does not use or hold, and is not deemed to use or hold, Rights or Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules which are not discussed in this summary may apply to a “financial institution” (as defined in the Tax Act), to a non-resident insurer carrying on business in Canada and elsewhere and to an “authorized foreign bank” (as defined in the Tax Act). Such holders should consult their own tax advisors.

Acquisition of Rights

The issuance of Rights to a Non-Resident Holder pursuant to the Offering will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Non-Resident Holder in respect of the receipt of Rights pursuant to the Offering.

Exercise of Rights

The exercise of Rights by a Non-Resident Holder will not constitute a disposition of Rights for purposes of the Tax Act and, consequently, no gain or loss will be realized by the Non-Resident Holder upon the exercise of the Rights.

Expiry of Rights

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised Right.

Dispositions of the Rights or Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Rights or Common Shares (including a disposition made on behalf of Ineligible Holders) unless the Rights or Common Shares, as the case may be, disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, a Right and a Common Share will not be “taxable Canadian property” of a Non-Resident Holder at a particular time provided the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX) unless, at any time during the 60-month period preceding the particular time, (a) the Common Shares derived more than 50% of their fair market value directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties (as such terms are defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii), whether or not the property exists; and (b)(i) the Non-Resident Holder, (ii) persons not dealing at arm’s length with such Non-Resident Holder, (iii) pursuant to certain Tax Proposals, partnerships in which the Non-Resident Holder or a person referred to in (b)(ii) holds a membership interest directly or indirectly through one or more partnerships or (iv) the Non- Resident Holder together with all such persons owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation.

Notwithstanding the foregoing, in certain circumstances the Rights and Common Shares may constitute taxable Canadian property by virtue of certain deeming rules in the Tax Act. Non-Resident Holders for which the Rights or Common Shares may constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

Receipt of Dividends on Common Shares

Dividends on Common Shares paid or credited, or deemed to be paid or credited, to a Non-Resident Holder will be subject to a non-resident withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the receipt, exercise, expiration and disposition of Rights received pursuant to the Offering and the ownership and disposition of Common Shares acquired on the exercise of such Rights. This summary addresses only holders who hold the Rights and Shares as “capital assets” (generally, assets held for investment purposes).

The following summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder as a result of the receipt, exercise, expiration and disposition of Rights received pursuant to the Offering or the ownership and disposition of Common Shares acquired on the exercise of such Rights, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules (including, but not limited to, tax-exempt organizations (including private foundations), banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, holders subject to the alternative minimum tax, partnerships and other pass-through entities and investors in such entities, persons that own or are treated as owning (or owned or are treated as having owned) 5% or more of the Corporation’s voting stock, controlled foreign corporations, passive foreign investment companies, persons that hold a Right or Common Share as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and U.S. Holders whose functional currency is not the U.S. dollar).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative pronouncements and rulings of the United States Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. This summary does not describe any state, local or non-U.S.

tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax). U.S. Holders should consult their own tax advisors regarding such matters.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the receipt, exercise, expiration and disposition of Rights received pursuant to the Offering or the ownership and disposition of Common Shares acquired on the exercise of such Rights. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

As used in this summary, a “U.S. Holder” is a beneficial owner of Rights or Common Shares, as applicable, that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or an entity taxable as a corporation) created or organized under the law of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has an election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) may depend on both the partnership’s and the partner’s status and the activities of the partnership. Partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) that are beneficial owners of Rights or Common Shares, and their partners and other owners, should consult their own tax advisors regarding the tax consequences of the receipt, exercise, expiration and disposition of Rights received pursuant to the Offering and the ownership and disposition of Common Shares acquired on the exercise of such Rights.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. U.S. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Taxation of Rights

Receipt, Exercise, and Expiration of Rights

A U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes as a result of the receipt, exercise, or expiration of Rights.

If the fair market value of Rights when received by a U.S. Holder is less than 15% of the fair market value of the Common Shares with respect to which such Rights are received, the Rights will have no basis unless the U.S. Holder affirmatively elects to allocate its adjusted tax basis in its Common Shares between its Common Shares and the Rights received in proportion to their relative fair market values (as determined on the date the Rights are received). A U.S. Holder must make this election in its timely filed U.S. federal income tax return for the taxable year in which the Rights are received and once made, the election is irrevocable. If, at the time of receipt, the fair market value of the Rights is 15% or more of the fair market value of the Common Shares with respect to which the Rights are received, a U.S. Holder’s adjusted tax basis in its Common Shares must be allocated between its Common Shares and the Rights received in proportion to their relative fair market values (as determined on the date Rights are received). Any tax basis allocated to Rights under these rules will be allocated back to the Common Shares if the Rights expire unexercised.

A U.S. Holder generally will not realize gain or loss on the exercise of a Right. A U.S. Holder’s tax basis in a Common Share acquired upon the exercise of a Right will be equal to its adjusted tax basis in the Right plus the U.S. dollar value exercise price determined at the spot rate on the date of exercise. The holding period of a Common Share acquired upon the exercise of a Right will begin with and include the date of exercise. If a U.S. Holder receives the Rights pursuant to the Offering and such Rights expire, the U.S. Holder generally will not recognize gain or loss. In addition, the tax bases of the associated Common Shares will be the same as they were prior to the distribution of the Rights.

Sale, Exchange, or Other Disposition of Rights

Subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss on the sale or other taxable disposition of Rights in an amount equal to the difference between the U.S. Holder’s tax basis in the Rights, if any, and the U.S. dollar value of the amount realized from the sale or other disposition. Any such gain will generally be U.S. source gain for U.S. foreign tax credit purposes. A U.S. Holder’s holding period in the Rights will include its holding period in the Common Shares with respect to which the Rights were distributed. If the U.S. Holder’s holding period for the Rights exceeds one year, any gain or loss will be long-term capital gain or loss. The deductibility of capital losses may be subject to limitations.

The amount realized on a sale or other disposition of a Right for an amount in a currency other than the U.S. dollar (a ‘‘foreign currency’’) will be the U.S. dollar value of this amount on the date of sale or disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date, provided that the Rights are traded on an established securities market). On the settlement date, the U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference, if any, between the U.S. dollar value of the amount received based on the exchange rate in effect on the date of sale or other disposition and the settlement date. However, in the case of Rights traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognized at that time. If an accrual basis U.S. Holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

If any Canadian taxes are imposed upon a gain from the sale or other disposition of a Right by a U.S. Holder, foreign tax credits may not be available with respect to such Canadian taxes. U.S. Holders should consult their own tax advisors regarding the potential imposition of any Canadian taxes on any gain and the related U.S. federal income tax consequences.

Taxation of Common Shares

Distributions on Common Shares

In general, subject to the PFIC rules discussed below, the gross amount of any distribution made to a U.S. Holder on Common Shares (including amounts withheld to pay Canadian withholding taxes) will constitute a dividend for U.S federal income tax purposes to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent the amount of such distribution exceeds the Corporation’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s tax basis in such Common Shares and thereafter will be treated as gain from the sale or exchange of such Common Shares. The Corporation does not intend to calculate its earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for United States federal income tax purposes. Each U.S. Holder should consult its own tax advisor regarding the tax treatment of any distribution.

The amount of any dividend paid to a U.S. Holder in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a U.S. dollar value amount by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Holder (or the plan agent on behalf of the U.S. Holder), regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. If the Canadian dollars so received are converted into U.S dollars on the date of receipt, such U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars so received are not converted into U.S. dollars on the date of receipt, such U.S. Holder generally will have a tax basis in such Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.

Subject to the PFIC rules discussed below, distributions on Common Shares to certain non-corporate U.S. Holders that are treated as dividends may be taxed at preferential rates. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” a U.S. Holder may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year. The rules relating to U.S. foreign tax credits are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale, Exchange or other Taxable Disposition of Common Shares

A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of the Common Shares equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Holders) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares have been held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax rules could apply to U.S. Holders owning stock of a PFIC. Under proposed U.S. Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Rights), such option, warrant or right is considered to be PFIC stock subject to the rules discussed below. In addition, under the proposed U.S. Treasury Regulations, the holding period for a Common Share acquired on the exercise of a Right will begin on the date a U.S. Holder acquires the Rights. This could impact the availability of any otherwise available election with respect to a Common Share acquired on the exercise of a Right. Thus, a U.S. Holder will have to account for Rights and Common Shares under the PFIC rules and any applicable election differently. Each U.S. Holder should consult its own tax advisor regarding the application of such rules.

If finalized in their current form, these proposed U.S. Treasury regulations would be effective for transactions occurring on or after April 1, 1992. Because the proposed U.S. Treasury regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final U.S. Treasury regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed U.S. Treasury regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of U.S. Treasury regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed U.S. Treasury regulations.

A non-U.S. corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains from the sale of stock and securities and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of a trade or business. Moreover, for purposes of determining if the non-U.S. corporation is a PFIC, if the non-U.S. corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

The determination as to whether a non-U.S. corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the income, expenses and assets of the non-U.S. corporation from time to time and the nature of the corporation’s activities. Based on current assets and activities and on assumptions about activities during the balance of the current taxable year, the Corporation does not expect that it will be a PFIC for the current taxable year or in the foreseeable future. The determination of PFIC status is, however, complex and the Corporation has not done a complete analysis of the relevant facts and issues for any of these periods, and therefore there is substantial uncertainty as to the Corporation’s PFIC status. In addition, PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Moreover, the Corporation has not requested or received an opinion from its United States tax counsel as to its PFIC status in any taxable year. There can be no assurance that the Corporation will not be a PFIC for any taxable year during which a U.S. Holder holds Rights or Common Shares.

If the Corporation is classified as a PFIC, a U.S. Holder that does not make the election described below would be required to report any gain on the disposition of any Common Shares and, under the proposed U.S. Treasury Regulations, any Rights, as ordinary income, rather than as capital gain, and to compute the tax liability on such gain and any “Excess Distribution” (as defined below) received in respect of the Common Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for the Common Shares or Rights, as applicable. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which the Corporation is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations, and use of the Common Shares or Rights as security for a loan may be treated as a taxable disposition of the Common Shares or Rights, as the case may be. An “Excess Distribution” is the amount by which distributions during a taxable year in respect of a Common Share exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the Common Shares).

Certain additional adverse tax rules will apply to a U.S. Holder for any taxable year in which the Corporation is treated as a PFIC with respect to such U.S. Holder and any subsidiary of the Corporation is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder will generally be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of such U.S. Holder’s percentage ownership in the Corporation.

The Corporation does not intend to provide information to enable U.S. Holders to make a “qualified electing fund” election, which otherwise could allow a U.S. Holder to avoid the PFIC rules described above. However, if the Corporation is classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above if the U.S. Holder made a timely and effective election to mark the Common Shares to market (a “Mark-to-Market Election”), provided the Common Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable U.S. Treasury regulations. However, a U.S. Holder will not be permitted to make a Mark-to-Market Election with respect to a Subsidiary PFIC.

U.S. Holders should consult their own tax advisors regarding the tax consequences that would arise if the Corporation is treated as a PFIC for any year, any applicable information reporting requirements and the availability of any elections that may help mitigate the tax consequences to a U.S. Holder if the Corporation is a PFIC.

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in the Rights and Common Shares, subject to exceptions (including an exception for Rights and Common Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with its tax return for each year in which it held an interest in the Rights and Common Shares. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Rights and Common Shares.

ELIGIBILITY FOR INVESTMENT

Based on the provisions of the Tax Act in force on the date hereof and the Tax Proposals, Common Shares issuable on the exercise of Rights, if issued on the date hereof, would be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (an “RRSP”), registered retirement income fund (an “RRIF”), registered education savings plan, registered disability savings plan, deferred profit sharing plan or tax-free savings account (a “TFSA”) (collectively, “Exempt Plans”) provided that the Common Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSX). The Rights, if issued on the date hereof, would be qualified investments under the Tax Act for an Exempt Plan provided that, at that time, either (a) the Rights are listed on a “designated stock exchange” or (b) both (i) the Common Shares are listed on a “designated stock exchange” and (ii) the Corporation is not a “connected person” under the Exempt Plan. For this purpose, a “connected person” under an Exempt Plan is defined as a person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the Exempt Plan as well as any other person who does not deal at arm’s length with that person.

Notwithstanding the foregoing, if the Rights and Common Shares issuable on the exercise of Rights held by a TFSA, RRSP or RRIF are a “prohibited investment” under the Tax Act, the holder of the TFSA or the annuitant of the RRSP or RRIF, as the case may be, will be subject to a penalty tax as set out in the Tax Act.  The Rights and Common Shares issuable on the exercise of Rights will be a “prohibited investment” if the holder of the TFSA or the annuitant of the RRSP or RRIF, as the case may be:  (i) does not deal at arm’s length with the Corporation for purposes of the Tax Act; or (ii) has a “significant interest” (within the meaning of the Tax Act) in the Corporation.  Common Shares will not be a “prohibited investment” if the Common Shares are “excluded property”, as defined in the Tax Act.  Holders or annuitants should consult their own tax advisors in this regard.

LEGAL MATTERS

Certain legal matters in connection with the Offering and the Rights to be distributed pursuant to this prospectus will be reviewed on behalf of the Corporation, as to matters of Canadian law, by Blake, Cassels & Graydon LLP, and as to matters of U.S. law, by Skadden, Arps, Slate, Meagher & Flom LLP. As of October 20, 2014, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

INTERESTS OF EXPERTS

KPMG LLP has advised the Corporation that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada.

AUDITORS, TRANSFER AGENT AND REGISTRAR AND SUBSCRIPTION AGENT

KPMG LLP is the Corporation’s auditor.

CST Trust Company is the Corporation’s registrar and transfer agent at its principal offices in Toronto and is acting as the Subscription Agent for the Offering at its principal offices in Toronto.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. Purchasers should refer to applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

Original purchasers of Common Shares or Standby Shares will have a contractual right of rescission against the Issuer in respect of the exercise their Rights.

The contractual right of rescission will entitle such original purchasers, upon surrender of the underlying securities acquired upon the exercise of their Rights, to receive the amount paid upon such exercise in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that the right of rescission is exercised within 180 days following the date of this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 217 of the Securities Act (Quebec), and is in addition to any other right or remedy available to original purchasers under section 217 of the Securities Act (Quebec) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible security that was purchased under a prospectus, and therefore a further payment at the time of exercise may not be recoverable in a statutory action for damages. Purchasers should refer to applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: (a) the Standby Purchase Agreement; (b) the AIF; (c) the Audited Annual Financial Statements; (d) the Annual MD&A; (e) the Unaudited Interim Financial Statements; (f) the Interim MD&A; (g) the Circular; (h) the MCRs; (i) the consent of KPMG LLP; and (j) powers of attorney.

CERTIFICATE OF THE CORPORATION

October 21, 2014

This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces and territories of Canada.

(Signed) “Patrick Bracken” President and Chief Executive Officer	(Signed) “Mark Kucala” Chief Financial Officer

On behalf of the board of directors of the Corporation

(Signed) “Douglas E. Speers” Director	(Signed) “Harvey T. Joel” Director

C-1

PART II
INFORMATION NOT REQUIRED TO BE SENT TO SHAREHOLDERS

EXHIBITS

Exhibit Number	Description

1.1	Standby Purchase Agreement dated October 7, 2014 by and among the Registrant and the Standby Purchasers named therein.1

2.1	The Registrant’s annual information form for the year ended March 31, 2014, dated June 30, 2014.1

2.2
The Registrant’s audited consolidated financial statements comprising the consolidated balance sheets as at March 31, 2014 and 2013 and statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended March 31, 2014 and 2013, together with the notes thereto and the independent auditor’s report thereon.1

2.3	The Registrant’s management’s discussion and analysis of financial condition and results of operations for the year ended March 31, 2014.1

2.4	The Registrant’s unaudited condensed consolidated interim financial statements for the three-month periods ended June 30, 2014 and 2013, together with the notes thereto.1

2.5	The Registrant’s management’s discussion and analysis of financial condition and results of operations for the three-month period ended June 30, 2014.1

2.6	The Registrant’s management proxy circular dated as of September 3, 2014 relating to the annual meeting of shareholders of the Registrant held on September 29, 2014.1

2.7	The Registrant’s material change report dated July 8, 2014 relating to the senior secured term loan agreement entered into by the Registrant and Macquarie Bank Ltd. on June 30, 2014.1

2.8
The Registrant's material change report dated July 28, 2014 relating to the appointment of Patrick Bracken as its new President and Chief Executive Officer and a member of the Registrant’s Board of Directors.1

3.1	Consent of KPMG LLP.

4.1	Powers of Attorney.1

1	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-7 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on October 21, 2014.

CERES GLOBAL AG CORP.

By:	/s/ Patrick Bracken
Patrick Bracken
President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on October 21, 2014.

Signature	Title

/s/ Patrick Bracken	Patrick Bracken
President and Chief Executive Officer
(Principal Executive Officer)

*	Mark Kucala
Vice-President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*	Harvey T. Joel
Director

*	Gary W. Mize
Director

*	Douglas E. Speers
Director

*	James T. Vanasek
Director

*	Harold M. Wolkin
Director

* By:	/s/ Patrick Bracken
Patrick Bracken
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly signed this Amendment No. 1 to the Registration Statement in the City of Toronto, Ontario, Canada on October 21, 2014.

RIVERLAND AG CORP.
(Authorized Representative)

By:	/s/ Mark Kucala
Name:	Mark Kucala
Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Standby Purchase Agreement dated October 7, 2014 by and among the Registrant and the Standby Purchasers named therein.1

2.1	The Registrant’s annual information form for the year ended March 31, 2014, dated June 30, 2014.1

2.2
The Registrant’s audited consolidated financial statements comprising the consolidated balance sheets as at March 31, 2014 and 2013 and statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended March 31, 2014 and 2013, together with the notes thereto and the independent auditor’s report thereon.1

2.3	The Registrant’s management’s discussion and analysis of financial condition and results of operations for the year ended March 31, 2014.1

2.4	The Registrant’s unaudited condensed consolidated interim financial statements for the three-month periods ended June 30, 2014 and 2013, together with the notes thereto.1

2.5	The Registrant’s management’s discussion and analysis of financial condition and results of operations for the three-month period ended June 30, 2014.1

2.6	The Registrant’s management proxy circular dated as of September 3, 2014 relating to the annual meeting of shareholders of the Registrant held on September 29, 2014.1

2.7	The Registrant’s material change report dated July 8, 2014 relating to the senior secured term loan agreement entered into by the Registrant and Macquarie Bank Ltd. on June 30, 2014.1

2.8
The Registrant's material change report dated July 28, 2014 relating to the appointment of Patrick Bracken as its new President and Chief Executive Officer and a member of the Registrant’s Board of Directors.1

3.1	Consent of KPMG LLP.

4.1	Powers of Attorney.1

1	Previously filed.